Exhibit 10.4

PURCHASE CONTRACT

Purchase Contract dated as of February 1, 2011 between 5280 Lodging, LLC and
Apple Ten Hospitality Ownership, Inc

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8.1	Subsequent Developments	18

8.2	Operations	18

8.3	Third Party Consents	19

8.4	Employees	20

8.5	Estoppel Certificates	20

8.6	Access to Financial Information	20

8.7	Bulk Sales	20

8.8	Indemnification	20

8.9	PIP Escrow	23

8.10	Liquor Licenses	23

ARTICLE IX	CONDITIONS FOR CLOSING	24

9.1	Buyer’s Conditions for Closing	24

9.2	(Intentionally Omitted)	24

ARTICLE X	CLOSING AND CONVEYANCE	25

10.1	Closing	25

10.2	Deliveries of Seller	25

10.3	Buyer’s Deliveries	27

ARTICLE XI	COSTS	27

11.1	Seller’s Costs	27

11.2	Buyer’s Costs	28

ARTICLE XII	ADJUSTMENTS	28

12.1	Adjustments	28

12.2	Reconciliation and Final Payment	30

12.3	Employees	30

ARTICLE XIII	CASUALTY AND CONDEMNATION	30

13.1	Risk of Loss; Notice	30

13.2	Buyer’s Termination Right	30

13.3	Procedure for Closing	31

ARTICLE XIV	DEFAULT REMEDIES	31

14.1	Buyer Default	31

14.2	Seller Default	31

14.3	Attorney’s Fees	32

ARTICLE XV	NOTICES	32

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ARTICLE XVI	MISCELLANEOUS	33

16.1	Performance	33

16.2	Binding Effect; Assignment	33

16.3	Entire Agreement	33

16.4	Governing Law	33

16.5	Captions	33

16.6	Confidentiality	33

16.7	Closing Documents	34

16.8	Counterparts	34

16.9	Severability	34

16.10	Interpretation	34

16.11	(Intentionally Omitted)	34

16.12	Further Acts	34

16.13	Joint and Several Obligations	34

SCHEDULES:

Schedule 1	Hotel Specific Data

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	List of FF&E
Exhibit C	List of Hotel Contracts
Exhibit D	Consents and Approvals
Exhibit E	Environmental Reports
Exhibit F	Claims or Litigation Pending
Exhibit G	List of Vehicles to be Conveyed
Exhibit H	Excluded Assets
Exhibit I	New Management Contract

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PURCHASE CONTRACT

          This PURCHASE CONTRACT (this “Contract”) is made and entered into as of the 1st day of February, 2011, by and between 5280 LODGING, LLC, a Colorado limited liability company (“Seller”), with its principal office c/o Stonebridge Companies, 9100 East Panorama Drive, Suite 300, Englewood, Colorado 80112, and APPLE TEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns (“Buyer”).

RECITALS

          A. Seller is the fee simple owner of the hotel property known as the Hilton Garden Inn Denver Downtown located at 1400 Welton Street, Denver, Colorado 80202.

          B. Buyer is desirous of purchasing such hotel property from Seller, and Seller is desirous of selling such hotel property to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

          NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

          1.1 Definitions. The following capitalized terms when used in this Agreement shall have the meanings set forth below unless the context otherwise requires:

          “Advance Bookings” shall mean and include any payments or reservations for a date or time period following Closing for future public functions, banquets or rooms in the Hotel.

          “Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

          “Affiliated Manager” means a Manager who is an Affiliate of Seller.

          “Appurtenances” shall mean all rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

          “Brand” shall mean Hilton Garden Inn.

          “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia, the State of Colorado or the State in which the Hotel is located.

          “Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

          “Closing Date” shall have the meaning set forth in Section 10.1

          “Contracts, Plans and Specs” shall mean all construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports.

          “Deed” shall have the meaning set forth in Section 10.2(a).

          “Deposits” shall mean, to the extent assignable, all prepaid rents and deposits, including, but not limited to, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements.

          “Due Diligence Examination” shall have the meaning set forth in Section 3.2.

          “Earnest Money Deposit” shall have the meaning set forth in Section 2.5(b).

          “Environmental Requirements” shall have the meaning set forth in Section 7.1(f).

          “Escrow Agent” shall have the meaning set forth in Section 2.5(a).

          “Escrow Agreement” shall have the meaning set forth in Section 2.5(d).

          “Exception Documents” shall have the meaning set forth in Section 4.2.

          “Excluded Assets” shall mean the property described in Exhibit “H”

          “Extension Notice” shall have the meaning set forth in Section 3.5.

          “FF&E” shall mean all tangible personal property and fixtures of any kind used at, on or in connection with the Property (specifically excluding personal property (i) owned by guests of the Hotel, (ii) leased by Seller pursuant to an FF&E Lease or (iii) constituting Excluded Assets attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing)), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls,

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motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E is attached hereto as Exhibit B.

          “FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer.

          “Financial Statements” shall have the meaning set forth in Section 3.1(b).

          “Franchise Agreement” shall mean the franchise agreement dated June 23, 2003 between Seller and Franchisor.

          “Franchisor” shall mean Hilton Worldwide, Inc. or its Affiliate.

          “Hotel” shall mean the hotel located on the Land, including all Improvements and Personal Property associated therewith, known generally as the Hilton Garden Inn Denver Downtown.

          “Hotel Contracts” shall have the meaning set forth in Section 10.2(c).

          “Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, including, without limitation, all improvements and amenities and facilities related to the Hotel.

          “Indemnified Party” shall have the meaning set forth in Section 8.8(c)(i).

          “Indemnifying Party” shall have the meaning set forth in Section 8.8(c)(i).

          “Initial Earnest Money Deposit” shall have the meaning set forth in Section 2.5(a).

          “Knowledge” or “known to” or similar statements shall mean, with reference to Seller, the actual knowledge of Navin C. Dimond and the knowledge after reasonable inquiry by Seller of the general manager of the Hotel, the Senior Vice President of Hotel Operations and the Vice President of Hotel Operations of the Manager.

          “Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

          “Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, Advance Bookings, convention reservations, or other agreements demising space in,

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providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

           “Legal Action” shall have the meaning set forth in Section 8.8(c)(ii).

          “Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

          “Liquor Licenses” shall have the meaning set forth in Section 8.10.

          “Management Agreement” shall mean the management agreement between to be executed by Buyer and Manager on or before Closing in the form agreed upon by the parties.

          “Manager” shall mean Stonebridge Realty Advisors, Inc. d/b/a Stonebridge Companies.

          “Pending Claims” shall have the meaning set forth in Section 7.1(e).

          “Other Property” shall have the meaning set forth in Section 16.14.

          “Permitted Exceptions” shall have the meaning set forth in Section 4.3.

          “Personal Property” shall mean, collectively, all of the Property other than the Real Property.

          “Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, the Franchise Agreement, Utility Reservations and Advance Bookings, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Leases; but excluding from the above the Excluded Assets.

          “Purchase Price” shall have the meaning set forth in Section 2.2.

          “Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

          “Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the Franchisor), marketing and leasing material and forms (including but not limited to any such records, data, information,

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material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel) owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from the Manager or which are readily available to Seller or obtainable by Seller upon request (including, without limitation, any of the foregoing that may be obtainable from the Franchisor), that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, but excluding Seller’s partnership tax returns, financial information, business plans and projections prepared for internal partnership disclosure purposes and partner’s K-1 and any and all appraisals and internal communications of Seller, provided that Seller shall furnish to Buyer (and the term “Records” shall include) a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for the Hotel.

          “Release” shall have the meaning set forth in Section 7.1(f).

          “Review Period” shall have the meaning set forth in Section 3.1.

          “SEC” shall have the meaning set forth in Section 8.6.

          “Seller Liens” shall have the meaning set forth in Section 4.3.

          “Seller Parties” shall have the meaning set forth in Section 7.1(e).

          “Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts relating to the Property.

          “Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

          “Survey” shall have the meaning set forth in Section 4.1.

          “Third Party Consents” shall have the meaning set forth in Section 8.3.

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          “Title Commitment” shall have the meaning set forth in Section 4.2.

          “Title Company” shall have the meaning set forth in Section 4.2.

          “Title Policy” shall have the meaning set forth in Section 4.2.

          “Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks and other identifying material and all variations thereof used in connection with the Property, together with all related goodwill (it being understood and agreed that the Brand or the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract, provided that all such franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer), but excluding Tradenames and marks associated with “Pi” restaurant and bar which shall remain with Seller. Notwithstanding the aforesaid exclusion, Buyer shall have the right to use, at no cost, the Tradenames and marks associated with “Pi” restaurant and bar so long as Manager is managing the Hotel.

          “Utility Reservations” shall mean the right to receive immediately on and after Closing and consume thereafter (subject to payment of customary consumption charges) water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Seller shall be responsible for (or shall cause Manager to be responsible for) any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.

          “Warranties” shall mean all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

ARTICLE II
PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;
EARNEST MONEY DEPOSIT

          2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises (other than any Hotel franchises assumed by Buyer), concession agreements, security interests, prior assignments or conveyances,

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conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions.

          2.2 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Fifty-eight Million Five Hundred Thousand and 00/100 Dollars ($58,500,000.00) (the “Purchase Price”).

          2.3 Allocation. Buyer and Seller shall attempt to agree, prior to the expiration of the Review Period, on an allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property comprising the Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

          2.4 Payment. The portion of the Purchase Price, less the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), and taking into account any adjustments to the Purchase Price provided for in this Contract, shall be paid to Seller in cash or immediately available funds by wire transfer at the Closing of the Property. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the portion of the Purchase Price on behalf of Buyer.

          2.5 Earnest Money Deposit.

               (a) Within two (2) Business Days following the full execution and delivery of this Contract, Buyer shall deposit the sum of Fifty Thousand and No/100 Dollars ($50,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Earnest Money Deposit”) with the Title Company (“Escrow Agent”). If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Initial Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer.

                (b) If Buyer has not elected to terminate this Contract on or before the expiration of the Review Period, Buyer, within two (2) Business Days after the expiration of the Review Period, shall deposit with the Escrow Agent the additional sum of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Second Earnest Money Deposit”), which sum shall be held by Escrow Agent, together with the Initial Earnest Money Deposit, as earnest money. The Initial Earnest Money Deposit, the Second Earnest Money Deposit and the Extension Deposit (if any) deposited pursuant to Section 3.5, together with all interest earned thereon, are collectively referred to as the “Earnest Money Deposit”.

                (c) Upon the expiration of the Review Period, the Earnest Money Deposit shall become non-refundable and shall either be applied to the Purchase Price at Closing as provided in Section 2.4 of this Contract, or refunded to Buyer or paid over to Seller as provided in Article III, Article IV, Article V, Article IX and Article XIV of this Contract.

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               (d) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive the Earnest Money Deposit and to be reportable by such party for income tax purposes.

ARTICLE III
REVIEW PERIOD

          3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Daylight Time on the date that is fifteen (15) business days after the date of this Contract, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to in writing by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, engineering, physical condition, structural, mechanical, environmental, zoning, economic, permit status, franchise status, marketing and economic data, financial statements and information, property statements franchise agreements, loan documents and other documents and information related to the Property and the business of the Hotel. Within five (5) days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer (or make available at the Hotel) for Buyer’s review, to the extent not previously delivered to Buyer and, with respect to the items listed in paragraphs (a), (c), (d) and (f) of this Section 3.1, to the extent within Seller’s possession and control or readily available to or obtainable upon request of Seller or to which Seller has access or may obtain from Manager, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

(a) All Warranties and Licenses relating to the Hotel or any part thereof;

               (b) Income and expense statements and budgets for the Hotel, for the current year to date and for two (2) prior years, including all income and expense statements prepared or provided by the existing manager or any affiliated or third party auditor or other financial advisor (collectively, the “Financial Statements”); provided, however, the foregoing shall not, in any manner, be deemed to relieve Seller of its obligation to provide to Buyer’s auditors and representatives all financial and other information necessary or appropriate for preparation of audited financial statements for Buyer and/or its Affiliates as provided in Section 8.6 below;

               (c) All real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Real Property for the current year (if available) and each of the three (3) calendar years prior to the current year;

               (d) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or

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affecting the Hotel. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor;

               (e) All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and

               (f) All notices received from governmental authorities in connection with the Hotel for the current year and each of the three (3) calendar years prior to the current year and all other notices received from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected.

          Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the Hotel and the plans and specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Initial Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below.

          3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing reasonable prior notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). Seller shall have the right to have its representative present during Buyer’s physical inspections of the Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property or the Franchise Agreement.

          3.3 Restoration. Buyer shall defend, indemnify and save harmless Seller and Manager from and against any loss, expense (including reasonable attorneys’ fees) or damage incurred or suffered by Seller, by reasons arising out of, caused by or connected with the examinations and studies of the Property conducted by Buyer, its agents or contractors; provided, however, Buyer shall not be responsible for any pre-existing conditions that may be encountered

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during the activities conducted by Buyer or its agents on the Property during the Review Period. Buyer covenants and agrees, prior to performing any intrusive activities on the Property during the Due Diligence Examination, to provide reasonable prior notice to Seller of the nature of such activities and to obtain the approval of Seller with respect to such activities, which approval shall not be unreasonably withheld, conditioned or delayed. Buyer further covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if Closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies.

          3.4 Seller Exhibits. Buyer shall have until the end of the Review Period to review and approve the information on Exhibits B, C, D-1, D-2, E and F. In the event Buyer does not approve any such Exhibit or the information contained therein, Buyer shall be entitled to terminate this Contract by notice to Seller and the Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6.

ARTICLE IV
SURVEY AND TITLE APPROVAL

          4.1 Survey. Seller has delivered to Buyer true, correct and complete copies of the most recent survey of the Real Property. In the event that an update of the survey or a new survey (such updated or new survey being referred to as the “Survey”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto.

          4.2 Title. Seller has delivered to Buyer Seller’s existing title insurance policy, including copies of all documents referred to therein, for the Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain (i) a Commitment for Title Insurance (the “Title Commitment”) issued by Chicago Title Company - 5501 LBJ Freeway, Ste. 200, Dallas, Texas 75240 Attn: Debby Moore (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. Buyer shall promptly provide Seller with a copy of the Title Commitment issued by the Title Company.

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          4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer (each such objectionable title or survey matter a “Title Defect”), Buyer may provide Seller with written notice of its objection to any such Title Defect at any time prior to the expiration of the Review Period, together with copies of all exceptions noted in such Title Commitment or on such Survey. If Buyer fails to so object in writing to any Title Defect set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Review Period, Seller shall elect either to attempt to cure or not cure any Title Defect by written notice sent to Buyer within five (5) days after Seller’s receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any Title Defect, Seller shall be given until the Closing Date to cure any such Title Defect. In the event Seller shall fail to cure a Title Defect which Seller has committed in writing to cure prior to Closing, or if a new Title Defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, such events shall not constitute a default by Seller hereunder; however, in such case Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and Title Defects arising after the Review Period or which are not disclosed by the Title Commitment and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness or any mechanics’ or materialmen’s liens or any claims or potential claims therefor encumbering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full by Seller and released at Closing.

ARTICLE V
MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

          Seller has entered into the Franchise Agreement for the operation of the Hotel. At the Closing, Seller shall assign its interest in the Franchise Agreement to Buyer (although Seller shall remain liable for all of its obligations arising under the Franchise Agreement prior to the Closing Date), and Buyer shall assume Seller’s obligations thereunder arising or required to be performed on and after the Closing Date, subject to the consent of the Franchisor, where applicable, to such assignment and assumption and subject to such amendments thereto as may be required or otherwise agreed to by Buyer (including, without limitation, such amendments as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure). Notwithstanding the foregoing, Buyer covenants and agrees to request that the Franchisor enter into a new franchise agreement with Buyer, effective as of the Closing Date, to replace the existing Franchise Agreement, and, if permitted by the Franchisor without additional cost, expense or delay, Buyer shall, in lieu of taking an assignment of Seller’s interest in the Franchise Agreement, enter into a new franchise agreement with the Franchisor, effective as of the Closing Date, replacing the existing Franchise Agreement and containing terms and conditions acceptable to Buyer. In such case, Seller and the Manager and the Franchisor shall terminate the existing management agreement for the Hotel and the Franchise Agreement as of the Closing

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Date, and Seller shall be solely responsible for all claims and liabilities arising thereunder. Seller shall convey the Property free and clear of any existing management agreement and/or rights of the Manager and shall obtain the Manager’s consent to the termination of Seller’s existing management agreement, and Seller shall cause the Manager to enter into a new Management Agreement with Buyer at Closing in the form attached hereto as Exhibit “I”. With respect to the Franchise Agreement, Buyer agrees to apply for and use reasonable efforts, and Seller shall cooperate in all reasonable respects with Buyer, to obtain the Franchisor’s written consent to the Manager and the new Management Agreement (if required) and to the assignment to Buyer of the Franchise Agreement (or to a new franchise agreement, as the case may be), together with the assignment to Buyer of all waivers of any brand standard necessary or appropriate for the operation of the Hotel under the Brand, and it shall be a condition to Closing for Buyer and Seller that the Franchisor provide such consents. Any fees charged by the Franchisor related to the assignment and amendment of the Franchise Agreement (or to the termination of the Franchise Agreement, as applicable, and the execution of a new franchise agreement, as the case may be), including but not limited to, the payment of license, application, transfer and similar fees thereunder, shall be paid by Buyer, and Buyer shall pay all costs and fees of its attorneys and consultants and all costs associated with any releases or other provisions requested by or for the benefit of Buyer, in each case, incurred in connection with such assignment and/or termination and execution of new agreements. Seller shall be responsible for (i) all costs of terminating Seller’s existing management agreement with the Manager (including without limitation all termination and cancellation fees and/or penalties), (ii) all costs of entering into a new Management Agreement with the Manager (except for Buyer’s attorneys fees, which shall be paid by Buyer). Seller shall use best efforts to promptly provide all information required by the Franchisor in connection with each such assignment and amendment (or in connection with a new franchise agreement, as the case may be), and Seller and Buyer shall diligently pursue obtaining each the same.

ARTICLE VI
BROKERS

          Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII
REPRESENTATIONS, WARRANTIES AND COVENANTS

          7.1 Representations, Warranties and Covenants of Seller. Seller hereby represents, warrants and covenants to Buyer as follows:

                    (a) Authority; No Conflicts. Seller is a limited liability company and is duly formed, validly existing and in good standing in the state of Colorado. Seller has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this

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Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Contract, except as set forth in Exhibit D, and this Contract is hereby binding and enforceable against Seller. Neither the execution nor the performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or to the Hotel.

(b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

                    (c) Bankruptcy. Neither Seller nor, to the knowledge of Navin C. Dimond, any of Seller’s partners or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

                    (d) Property Agreements. A complete list of all FF&E Leases, Service Contracts and Leases used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-1, and a complete list of all other FF&E Leases, Service Contracts and Leases used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-2. The assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller used in connection with the operation and business of the Hotel. There are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) binding upon the Hotel, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1. The Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1 are in full force and effect, and, to the knowledge of Seller, no default has occurred and is continuing thereunder and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default, and Seller has received no notice of any such default or circumstances. No party has any right or option to acquire the Hotel or any portion thereof, other than Buyer.

                    (e) Pending Claims. To the knowledge of Seller, there are no, and Seller has not received any notice of any: (i) claims, demands, litigation, proceedings or governmental investigations pending or threatened against Seller, the Manager or any managing member or general partner of any of them (collectively, “Seller Parties”) or related to the business or assets of the Hotel, except as set forth on Exhibit F attached hereto and incorporated herein by reference, (ii) special assessments or extraordinary taxes, except as set forth in the Title Commitment, or (iii) pending or threatened condemnation or eminent

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domain proceeding which would affect the Property or any part thereof. There are no pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to the knowledge of Seller, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).

                    (f) Environmental. To the knowledge of Seller, with respect to environmental matters: (i) there has been no Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, except as disclosed in the reports and documents set forth on Exhibit E attached hereto and incorporated herein by reference, (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies and chlorine for the swimming pool, all of which are stored on the Property in strict accordance with applicable Environmental Requirements and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending or threatened, (v) there is not currently and never has been any mold, fungal or other microbial growth in or on the Real Property, or existing conditions within buildings, structures or mechanical equipment serving such buildings or structures, that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth, or to remedy such conditions that could reasonably be expected to result in such growth, and (vi) except as disclosed on Exhibit E, there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Manager or the Affiliates, consultants, contractors or agents of Seller or the Manager. As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls, (6) microbial or fungal matter or mold, or (7) any other substance that is regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating,

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relating to or imposing liability or standards of conduct concerning protection of human health, safety or the environment (collectively, “Environmental Requirements”). As used in this Contract, “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

                    (g) Title and Liens. To Seller’s knowledge and except as disclosed in the Title Commitment, Seller has good and marketable fee simple absolute title to the Real Property. Except for the FF&E subject to the FF&E Leases and any applicable Permitted Exceptions, Seller has good and marketable title to the Personal Property, free and clear of all liens, claims, encumbrances or other rights whatsoever (other than the Seller Liens to be released at Closing), and there are no other liens, claims, encumbrances or other rights pending or, to the knowledge of Seller, threatened or of which any Seller Party has received notice or which are otherwise known to any Seller Party related to any other Personal Property.

                    (h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are currently available to service the Hotel and, to the knowledge of Seller are available in sufficient quantities to operate the Hotel as currently operated and all installation, connection or “tap-on”, and currently due and owing usage and similar fees have been paid.

                    (i) Licenses, Permits and Approvals. Seller has not received any notice, nor has any knowledge, that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. To the knowledge of Seller, Seller has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license and permit is in full force and effect, and will be received and in full force and effect as of the Closing, except as set forth in Exhibit D-1. No licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel requires any approval of a governmental authority for transfer of the Property, except as set forth in Exhibit D-2.

                    (j) Financial Statements. Seller has delivered copies of all prior and current Financial Statements for the Hotel, including all operating statements and monthly financial statements for the Hotel. Each of such statements is complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon the Financial Statements in connection with its ownership and operation of the Hotel, and there are no other independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the Financial Statements, all of which have been provided to Buyer.

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                    (k) No Material Adverse Change. Since the end of the period covered by the Financial Statements, there has not been any material adverse change in the business, operations, properties, prospects, results of operations or condition (financial or otherwise) of the Hotel, and no event has occurred or circumstance exists that may result in such a material adverse change.

                    (l) Employees. All employees employed at the Hotel are the employees of the Manager or an affiliate of Manager. There are, to the knowledge of Seller, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller, the Manager or the Hotel is bound with respect to any employees employed at the Hotel.

                    (m) Operations. The Hotel has, to the knowledge of Seller, at all times during the period of the ownership thereof by Seller or its Affiliates been operated by the Manager in accordance with all applicable laws, rules, regulations, ordinances and codes.

                    (n) Management Agreement and Franchise Agreement. Seller has furnished to Buyer a true and complete copy of the Franchise Agreement which constitutes the entire agreement of the parties with respect to the subject matter thereof and which has not been amended or supplemented in any respect except. Except for the existing management agreement and the Franchise Agreement, there are no other franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property. The Improvements comply with, and the Hotel is being operated in accordance with, all requirements of the existing management agreement and the Franchise Agreement and all other requirements of the existing manager and the Franchisor, including all “brand standard” requirements of the Franchisor. The existing management agreement and the Franchise Agreement are in full force and effect. No default has occurred and is continuing under the existing management agreement or the Franchise Agreement and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

(o) Construction of Hotel.

          (i) To the knowledge of Navin C. Dimond, the Hotel has been constructed in a good and workmanlike manner without encroachments and in accordance in all material respects with the Contracts, Plans and Specs, and all building permits and certificates of occupancy therefor and all applicable zoning, platting, subdivision, health, safety and similar laws, rules, regulations, ordinances and codes.

(ii) To the knowledge of Seller, the Personal Property is in good condition and operating order.

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          (iii) To the knowledge of Seller, all easements necessary or desirable for ingress and egress, drainage, signage and utilities serving the Hotel have either been dedicated to the public, conveyed to the appropriate utility or will be conveyed to Buyer along with the Property.

                    (p) Disclosure. No representation or warranty or other statement made by Seller in this Contract or the certificates delivered pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Seller has no knowledge of any fact that has specific application to the Hotel (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of the Hotel that has not been set forth in this Contract.

          7.2 Deleted.

          7.3 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants:

                    (a) Authority; No Conflicts. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has obtained all necessary consents of the Board of Directors of Buyer and is fully authorized to enter into and complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer. Neither the execution nor the performance of, or compliance with, this Contract by Buyer has resulted, or will result, in a violation of or conflict with Buyer’s articles of incorporation or bylaws or any agreement, order, decree, ruling or injunction to which Buyer is subject or a party or by which Buyer is bound, except where such violation or conflict would not have a material adverse effect on Buyer or Buyer’s ability to consummate the transactions contemplated hereby.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

          7.4 No Implied Representations or Warranties. Buyer acknowledges and agrees that, except as expressly set forth herein, Seller shall not be deemed to have made any additional representations or warranties with respect to the Property and the subject matter of this Contract, whether express or implied.

          7.5 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of one (1) year and shall not be deemed to merge into or be waived by any Seller’s Deed or any other closing documents.

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          7.6 Notice of Breach. Each of the parties hereto shall give to the other party prompt written notice with particularity upon receipt of notice or having knowledge of any matter that would constitute a breach of any representation, warranty, agreement or covenant contained in this Contract.

ARTICLE VIII
ADDITIONAL COVENANTS

          8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall keep Buyer fully informed of all subsequent developments (“Subsequent Developments”) which would cause any representations or warranties of Seller contained in this Contract to be no longer accurate in any material respect.

          8.2 Operations. From and after the date hereof through the Closing on the Property, Seller shall comply with the existing management agreement and the Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of the existing management agreement and the Franchise Agreement:

                    (a) Continue to maintain the Property generally in accordance with past practices of Seller and pursuant to and in compliance with the existing management agreement and the Franchise Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts and Advance Bookings for the use of the Hotel’s facilities and retaining such bookings in accordance with the terms of the existing management agreement and the Franchise Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in compliance in all material respects with all current Licenses;

                    (b) Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases, the existing management agreement, the Franchise Agreement, the Contracts, Plans and Specs, the Warranties and all other applicable contractual arrangements relating to the Hotel;

                    (c) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in good operating condition; keep and maintain the Hotel in a good state of repair and condition, reasonable and ordinary wear and tear excepted; and not commit waste of any portion of the Hotel;

                    (d) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, Supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the

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Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

                    (e) Advise Buyer promptly in writing of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(f) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

                    (g) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the date any of the same may become delinquent, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

                    (h) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

                    (i) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated without the prior written consent of Buyer.

          Seller shall promptly furnish to Buyer copies of all new, amended or extended FF&E Leases, Service Contracts, Leases and other contracts or agreements (other than routine Hotel room bookings entered into in the ordinary course of business) relating to the Hotel and entered into by the Manager prior to Closing. Buyer shall have the right to extend the Review Period for a period of five (5) Business Days in order to review any of the foregoing that are not received by Buyer at least five (5) Business Days prior to the expiration of the Review Period. Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel (other than routine Hotel room bookings or Advance Bookings entered into in the ordinary course of business as provided in paragraph (a) of this Section 8.2), or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

          8.3 Third Party Consents. Prior to the Closing Date, Seller shall, at Seller’s expense, (i) obtain any and all third party consents and approvals (x) required in order to transfer the Hotel to Buyer (provided that it shall be a condition to Closing for Buyer and Seller that the Franchisor provide the consents contemplated by Article V), or (y) which, if not obtained, would materially adversely affect the operation of the Hotel, including, without limitation, all consents and approvals referred to on Exhibit D-2 and (ii) use best efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as, the “Third Party Consents”).

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          8.4 Employees. Upon reasonable prior notice to Seller by Buyer, Buyer and its employees, representatives and agents shall have the right to communicate with Seller’s staff, the Hotel staff and the existing manager’s staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel, at any time before Closing. Buyer shall not interfere with the operations of the Hotel while engaging in such communication in a manner that materially adversely affects the operation of the Property or the existing management agreement or the Franchise Agreement.

          8.5 Estoppel Certificates. Seller shall obtain from each lessor under each FF&E Lease for the Hotel identified by Buyer as a material FF&E Lease, the estoppel certificates substantially in the forms provided by Buyer to Seller during the Review Period and reasonably acceptable to Seller, and deliver such certificates to Buyer not less than five (5) days before the Closing.

          8.6 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of the preceding sentence to the extent that Seller is required to incur costs not in the ordinary course of business for third parties to provide such representation letter. The provisions of this Section shall survive Closing or termination of this Contract.

          8.7 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

          8.8 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

                    (a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

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(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract;

(iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract;

(iv) any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell the Property; and

(v) the conduct and operation by or on behalf of Seller of the Hotel or the ownership, use or operation of the Property prior to Closing.

                    (b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

                              (ii) the conduct and operation by or on behalf of Buyer of its business at the Hotel or Buyer’s ownership or use of the Property after the Closing; provided, however, that in no event shall Buyer be obligated to indemnify Seller from or against any loss, judgment, liability, claim, damage or expense arising out of or relating to any acts or omissions of the Manager; and

(iii) any liability or obligation of Buyer expressly assumed by Buyer at Closing.

                    (c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

                              (i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.8, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation

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to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

                              (ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

                              (iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense.

                              (iv) In any Legal Action initiated by a third party and defended by the Indemnifying Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accounts and other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

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                              (v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

                    (d) Cut-off Date for Claims. The indemnification obligations of Seller and Buyer pursuant to this Section 8.8 shall terminate on the date which is one (1) year after the Closing Date, except as to claims asserted in writing within such one (1) year period.

                    (e) Security for Seller’s Indemnification Obligations. To ensure the timely payment by Seller of any indemnification obligations of Seller that might arise pursuant to this Section 8.8, from and after the Closing Date, Seller shall maintain on deposit in Seller’s deposit account(s) the minimum sum of Two Hundred Thousand and No/100 Dollars ($300,000.00) to fund any indemnification obligations of Seller under Section 8.8 of this Contract. Seller’s obligation to maintain such amount in Seller’s deposit account(s) shall terminate thirteen (13) full calendar months after the Closing Date; provided, however, if there are any claims then pending for which Seller may be required to indemnify Buyer pursuant to this Section 8.8, Seller shall continue to maintain in Seller’s deposit account(s) until such claims are resolved an amount sufficient to cover Seller’s potential liability under this Section 8.8 (but not in excess of $300,000.00). At any time during which Seller is required to maintain the sums provided herein in Seller’s deposit account(s), Seller shall, within two (2) Business Days after receipt of Buyer’s written request therefor, provide evidence reasonably acceptable to Buyer in order to demonstrate Seller’s compliance with the terms of this Section 8.8(e).

          8.9 Deleted.

          8.10 Liquor Licenses. As a condition to Buyer’s obligations under this Contract, (i) the Manager (or an affiliate thereof identified to Buyer during the Review Period) shall have or shall have obtained all liquor licenses and alcoholic beverage licenses necessary or desirable to operate any restaurants, bars and lounges presently located within the Hotel (collectively, the “Liquor Licenses”) and, in the case of an affiliate of the Manager, the Hotel has the right to use such Liquor License, and (ii) if permitted under the laws of the jurisdiction in which the Hotel is located, the Manager shall execute and file any and all necessary forms, applications and other documents (and Seller shall cooperate with reasonable requests from the Manager in filing such forms, applications and other documents) with the appropriate liquor and alcoholic beverage authorities prior to Closing so that the Liquor Licenses remain in full force and effect upon completion of Closing. If Colorado or local law requires Buyer to obtain Liquor Licenses in its own name, then the foregoing condition to closing shall be of no force and effect.

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ARTICLE IX
CONDITIONS FOR CLOSING

          9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract. Notwithstanding the foregoing, however, in the event the failure of any condition is not the result of Seller’s refusal or inability to perform any of its duties and obligations hereunder, the Earnest Money Deposit and any interest earned thereon shall be paid to Seller.

(a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

                    (c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

                    (d) All Liquor Licenses shall be in full force and effect and shall remain in full force and effect following Closing and shall have been or shall be transferred to, or new Liquor Licenses issued to, Manager (or an affiliate thereof identified to Buyer during the Review Period), at or as of Closing, and Buyer shall have received satisfactory evidence thereof.

(e) Third Party Consents (if any are required) in form and substance reasonably satisfactory to Buyer shall have been obtained and furnished to Buyer.

                    (f) Assignment of the Franchise Agreement or, if the Franchise Agreement is to be terminated as provided in Article V, such agreement shall have been terminated and a new franchise agreement, upon terms and conditions acceptable to Buyer, shall have been executed by the Franchisor; provided, however, if this condition has not been satisfied as of the date set for Closing pursuant to Section 10.1 hereof, Buyer and Seller may elect to mutually extend the Closing Date pursuant to Section 10.1 hereof. Notwithstanding anything contained in this Agreement to the contrary, the Closing Date (defined below) may

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be extended unilaterally by Buyer in the event the condition contained in this Section 9.1(f) has not been satisfied.

(g) As provided in Article V hereof, the existing management agreement shall have been terminated and the new Management Agreement shall have been executed by the Manager.

(h) All accounts, escrow, reserves and cash required to be transferred by the terms of this Contract shall have been transferred to and become the property of Buyer.

ARTICLE X
CLOSING AND CONVEYANCE

          10.1 Closing.

                    (a) Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on a date selected by Buyer that is not later than ten (10) days after expiration of the Review Period, provided that all conditions to Closing by Buyer and Seller hereunder have been satisfied including, without limitation, receipt of a new, or assignment of the existing, Franchise Agreement by or to Buyer as the case may be. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m., Central Time, at the offices of the Title Company, or as otherwise determined by Buyer and Seller. The parties acknowledge and agree that it shall not be necessary for either Buyer or Seller to be physically present at the Closing.

          10.2 Deliveries of Seller. At Closing, Seller shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing).

(a) Deed. A Special Warranty Deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”).

                    (b) Bills of Sale. Bills of sale to Buyer and/or its designated lessee, conveying title to the tangible Personal Property (other than the alcoholic beverage inventories, which, at Buyer’s election, shall be transferred by Seller to the Manager as holder of the Liquor Licenses required for operation of the Hotel).

                    (c) Management Agreement and Franchise Agreement. Evidence satisfactory to Buyer of the termination of the existing management agreement and execution and delivery by the Manager of a new Management Agreement with Buyer or its designated lessee, and an assignment of Seller’s interest in the Franchise Agreement to Buyer or its designated lessee (unless the existing Franchise Agreement is to be terminated as provided in Article V, in which case Buyer shall have received evidence of such termination and Buyer shall have entered into a new franchise agreement with the Franchisor).

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                    (d) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit C hereto (the “Hotel Contracts”). The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames (exclusive of the “Pi” tradename or mark), Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel to the extent such items are assignable.

(e) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

                    (f) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company. At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue such an irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple absolute title to the Real Property constituting part of the Property, subject only to the Permitted Exceptions, in the amount of the Purchase Price.

                    (g) Possession; Estoppel Certificates. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases. Estoppel certificates from tenants under Leases and the lessors under FF&E Leases in form and substance reasonably acceptable to Buyer.

                    (h) Vehicle Titles. The necessary certificates of title duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles used in connection with the Hotel’s operations and more particularly described on Exhibit G.

                    (i) Authority Documents. Certified copies of resolutions of the partners or members, as applicable, of Seller and the Manager authorizing the sale of the Property and the other transactions contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller and the Manager have full right, power and authority to do so, along with certificates of good standing of the Manager from the State of its organization and of Seller from the State of its organization and the State in which the Property is located.

                    (j) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller and/or the Manager, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the transactions contemplated by this Contract, including the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

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                    (k) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(l) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of the representations and warranties of Seller hereunder as of the Closing Date.

          10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following

(a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4.

                    (b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

                    (c) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(d) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

ARTICLE XI
COSTS

          All Closing costs shall be paid as set forth below:

          11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Personal Property constituting part of the Property pursuant to the Bill of Sale and all accrued taxes of Seller prior to Closing and income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer, provided that Buyer and Seller shall share equally all transfer and recordation taxes payable in connection with the recordation of the Deed. Seller shall be responsible for all costs related to the termination of the existing management agreement with the Manager and execution of a new Management Agreement with the Manager (other than Buyer’s legal fees). Seller shall also be responsible for the costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and

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representatives. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property.

          11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the Title Commitment and the issuance of the title insurance policy contemplated by Article IV, the per page recording charges for the Deed (if applicable) and one half (½) of all transfer and recordation taxes payable in connection with the recordation of the Deed. As provided in Article V, Buyer shall also be responsible for costs related to the assignment and amendment of the Franchise Agreement or the termination of the Franchise Agreement and the execution of a new franchise agreement, as applicable.

ARTICLE XII
ADJUSTMENTS

          12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 12:01 a.m. on the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to Seller and the income and expenses accruing on and after the Closing Date being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at Closing and shall be collected through and/or adjusted in accordance with the terms of the Management Agreement and/or as settlement statement items as mutually directed by the parties. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and Seller shall request that the Manager determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

                    (a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

                    (b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer. Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

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                    (c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

                    (d) Accounts. Seller shall fund at Closing the working capital account in the amount of $45,000. Seller shall be entitled to a credit at Closing for amounts held in the following accounts to the extent transferred to and assumed by Buyer at Closing: (i) amounts held in reserve accounts and escrow accounts (including FF&E accounts, tax and insurance escrow accounts and utility deposits and (ii) petty cash, cash in cash registers and cash in vending machines, whether such accounts and/or amounts are held by or on behalf of the existing manager or any Lender or any other person or entity, all of which shall become the property of Buyer without Buyer being required to fund the same and without additional charge to Buyer. Seller shall cause all such accounts and amounts to be transferred to Buyer at Closing.

                    (e) Guest Ledger. Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein.

                    (f) Room Rentals. All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall belong to Seller, but Seller shall provide Buyer a credit at Closing in an amount equal to $35.00 per room to cover the expenses to be incurred by Buyer to clean such guests’ rooms.

                    (g) Deposits. To the extent Seller has received and not transferred to Buyer any portion of the Deposits, Buyer shall be entitled to a credit at Closing in an amount equal to that portion of the Deposits. To the extent Seller has not received or has received and is transferring to Buyer at Closing any portion of the Deposits, Buyer shall not be entitled to a credit at Closing for that portion of the Deposits.

                    (h) Accounts Receivable. To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and collection thereof shall be the sole responsibility of Seller.

                    (i) Accounts Payable. To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to the Closing Date shall be retained by Seller and promptly allocated to Seller and evidence thereof shall be provided to Buyer, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be allocated to Seller at Closing.

                    (j) Restaurants, Bars, Machines, Other Income. All monies received in connection with bar, restaurant, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business

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for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.

          12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within sixty (60) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

          12.3 Employees. Unless Buyer expressly agrees otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall continue as employees of an affiliate of the Manager to be identified to Buyer during the Review Period. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller for the purposes of the adjustments to be made as of the Cutoff Time. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after the Cutoff Time shall be charged to Buyer, in accordance with the Management Agreement. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the Management Agreement.

ARTICLE XIII
CASUALTY AND CONDEMNATION

          13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

          13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer

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delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial” shall mean condemnation of such portion of the Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) in value.

          13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage. In the case of damage or casualty, at Buyer’s election, Seller shall repair and restore the Property to its condition immediately prior to such damage or casualty and any excess insurance proceeds shall remain the property of Seller, provided (i) Buyer has reviewed and approved the plans and specifications and proposed budget for any such repair and restoration work and (ii) the Manager guarantees to Buyer the quality of such repair and restoration work.

ARTICLE XIV
DEFAULT REMEDIES

          14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period by failing to close as required hereunder, and such default continues for ten (10) days following written notice from Seller (provided no notice shall extend the time for Closing and provided further that, in the case of a failure by Buyer to deposit the Initial Earnest Money Deposit, the Second Earnest Money Deposit or the Extension Deposit (if any) with the Escrow Agent within the applicable time frames set forth in Section 2.5 and Section 3.5 above, the aforementioned ten (10) day period shall be reduced to five (5) days and Seller shall not be required to provide notice of such failure to Buyer), then at Seller’s election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by the Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and both Buyer and Seller shall thereupon be released from all obligations hereunder.

          14.2 Seller Default. If Seller defaults under this Contract by failing to close as required hereunder, and such default continues for ten (10) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, and Seller shall pay to Buyer the additional sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) as liquidated damages, and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect

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by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against Seller for damages, specific performance and all other rights and remedies available at law or in equity. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the failure of the Franchisor to provide the consents required pursuant to Article V hereof shall not constitute a default by Seller under this Contract.

          14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV
NOTICES

          All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Ten Hospitality Ownership, Inc.
814 East Main Street
Richmond, Virginia 23219
Attention: Justin G. Knight, President
Fax No.: (804) 344-8129

with a copy to:	Apple REIT Companies
814 East Main Street
Richmond, Virginia 23219
Attention: Legal Dept.
Fax No.: (804) 727-6349

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If to Seller:	5280 Lodging, LLC
c/o Stonebridge Companies
9100 East Panorama Drive, Suite 300
Englewood, Colorado 80112
Attention: Navin C. Dimond
Fax No.: (303) 785-3107

with a copy to:	Stonebridge Realty Advisors, Inc.
c/o Stonebridge Companies
9100 East Panorama Drive, Suite 300
Englewood, Colorado 80112
Attention: Howard Pollack, General Counsel
Fax No.: (303) 785-3107

          Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI
MISCELLANEOUS

          16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

          16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

          16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

          16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the Commonwealth of Virginia (without regard to conflicts of law principles).

          16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

          16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel, Buyer’s consultants and agents, the Manager, the Franchisor, the Lender (if any) and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to

33

effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller.

          16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

          16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

          16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

          16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

          16.11 (Intentionally Omitted)

          16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

          16.13 Joint and Several Obligations. If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

[Signatures Begin on Following Page]

34

SELLER:

5280 LODGING, LLC, a Colorado limited liability company

By: /s/	Navin C. Dimond

Name:	Navin C. Dimond

Title:	Manager

BUYER:

APPLE TEN HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ Justin G. Knight

Name:	Justin G. Knight

Title:	President

Exhibit A

LEGAL DESCRIPTION

LOTS 10 THROUGH 16, BLOCK 172, EAST DENVER, CITY AND COUNTY OF DENVER, STATE OF COLORADO.

Exhibit B

LIST OF FF&E

Please use Attached PDF File

Exhibit C

LIST OF HOTEL CONTRACTS

ASI Modulex (Reader Boards) 10/23/06
DMX Inc. (Public Area Music) 7/18/07
Hilton (HSIA Circuit Agrmt.) 5/30/08
iBAHN (HSIA) 5/8/09
Schindler (Elevator Maintenance) 2/1/09
Towne Park (Valet / Parking Garage Operation) 8/1/07
Waste Management (Trash Service) 7/19/07
Orkin (Pest Control) 6/23/10

Exhibit D

CONSENTS AND APPROVALS

None

Exhibit E

ENVIRONMENTAL REPORTS

Phase I Environmental Site Assessment prepared by Environmental Property Investigations, Inc. and dated April 15, 2004.

Exhibit F

CLAIMS OR LITIGATION PENDING

6/1/2010 – Guest damaged sprinkler head which resulted in water damage.

Exhibit G

LIST OF VEHICLES TO BE CONVEYED

None

Exhibit H

EXCLUDED ASSETS

None

Exhibit I

MANAGEMENT AGREEMENT

Hilton Garden Inn
Denver, CO

MANAGEMENT AGREEMENT

by and between

STONEBRIDGE REALTY ADVISORS, INC.,
d/b/a STONEBRIDGE COMPANIES

as “MANAGER”

and

APPLE TEN HOSPITALITY MANAGEMENT, INC.

as “OWNER”

Dated as of February __, 2011

ARTICLE I	APPOINTMENT OF MANAGER	1

1.01.	Appointment	1

1.02.	Management of the Hotel	2

1.03.	Employees	3

1.04.	Owner’s Right to Inspect	4

1.05.	Regular Meetings	4

1.06.	System Standards	5

1.07.	Limitations on Manager’s Authority	5

1.08.	Representations and Warranties of Manager	5

1.09.	Limitations on Manager’s Duties	5

1.10.	Centralized Services	6

ARTICLE II	TERM	6

2.01.	Term	6

2.02.	Performance Termination	6

ARTICLE III	COMPENSATION OF MANAGER	8

3.01.	Management Fees	8

3.02.	Operating Profit	8

3.03.	Accounting Fee	10

ARTICLE IV	ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS	11

4.01.	Accounting, Distributions and Annual Reconciliation	11

4.02.	Books and Records	12

4.03.	Accounts, Expenditures	12

4.04.	Annual Operating Projection	13

4.05.	Working Capital	13

4.06.	Fixed Asset Supplies	14

4.07.	Real Estate and Personal Property Taxes	14

4.08.	Sarbanes-Oxley Certification	15

ARTICLE V	REPAIRS, MAINTENANCE AND REPLACEMENTS	16

5.01.	Repairs and Maintenance to be Paid from Gross Revenues	16

5.02.	Repairs, Maintenance and Equipment Replacements to be Paid from Reserve	16

ARTICLE VI	INSURANCE	18

6.01.	Property Insurance	18

i

6.02.	Operational Insurance	18

6.03.	Coverage; Deductibles	19

6.04.	Costs and Expenses	20

6.05.	Owner’s Right to Provide Insurance	20

ARTICLE VII	DAMAGE AND REPAIR	20

7.01.	Damage and Repair	20

7.02.	Condemnation	21

7.03.	Subordination to Qualified Mortgage	22

7.04.	No Covenants, Conditions or Restrictions	22

7.05.	Liens; Credit	23

7.06.	Hotel Lease	23

ARTICLE VIII	DEFAULTS	23

8.01.	Events of Default	23

8.02.	Remedies	24

8.03.	Additional Remedies	25

ARTICLE IX	ASSIGNMENT AND SALE	25

9.01.	Assignment	25

9.02.	Sale of the Hotel	26

ARTICLE X	MISCELLANEOUS	26

10.01.	Right to Make Agreement	26

10.02.	Consents and Cooperation	27

10.03.	Relationship	27

10.04.	Applicable Law	27

10.05.	Recordation	28

10.06.	Headings	28

10.07.	Notices	28

10.08.	Environmental Matters	29

10.09.	Confidentiality	30

10.10.	Indemnification	30

10.11.	Actions to be Taken Upon Termination	30

10.12.	Waiver	32

10.13.	Partial Invalidity	32

10.14.	Survival	32

ii

10.15.	Negotiation of Agreement		32

10.16.	Estoppel Certificates		32

10.17.	Affiliates		33

10.18.	Blocked Persons or Entities		33

10.19.	Restrictions on Operating the Hotel in Accordance with System Standards		34

10.20.	Counterparts		34

10.21.	Entire Agreement		34

10.22.	Franchise Agreement		34

10.23.	Operation of Other Hotels		35

10.24.	Expert Decisions		35

10.25.	Waiver of Jury Trial and Punitive Damages		36

ARTICLE XI		DEFINITION OF TERMS	36

11.01.	Definition of Terms		36

Schedule 1	-	Hotel Specific Data
Exhibit A	-	Legal Description of Site
Exhibit B	-	Representations and Warranties

iii

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is executed as of the __ day of February, 2011 (“Effective Date”), by APPLE TEN HOSPITALTY MANAGEMENT, INC., a Virginia corporation, (“Owner”), with a mailing address at c/o Apple REIT Companies, 1814 East Main Street, Richmond, Virginia 23219, Attention: Krissy Gathright, and STONEBRIDGE REALTY ADVISORS, INC., a Colorado corporation, d/b/a STONEBRIDGE COMPANIES (“Manager”), with a mailing address at c/o Stonebridge Companies, 9100 East Panorama Drive, Suite 300, Englewood, Colorado 80112, Attention: Navin C. Dimond.

R E C I T A L S:

          Apple Ten Hospitality Ownership, Inc., a Virginia corporation (“Landlord”), is the owner of that certain hotel consisting of the Buildings located on the Site. The Site and the Buildings, in addition to certain other rights, improvements, and personal property as more particularly described in the definition of “Hotel” in Section 11.01 hereof, are collectively referred to as the “Hotel.”

          Landlord and Owner have entered into that certain Hotel Lease Agreement dated as of the Effective Date (the “Hotel Lease”) pursuant to which Landlord leases the Hotel to Owner. Concurrently with the execution of this Agreement, Landlord, Owner and Manager have entered into a recognition agreement, pursuant to which Landlord has agreed to recognize Manager as the operator of the Hotel and assume the remaining obligations of Owner under this Agreement or cause Manager to be so recognized and such remaining obligations to be assumed by a successor tenant, if the Hotel Lease terminates prior to the end of the term of this Agreement, as it may be extended.

          All capitalized terms used in this Agreement shall have the meaning set forth in Section 11.01 hereof.

          Owner desires to engage Manager to manage and operate the Hotel, and Manager desires to accept such engagement, upon the terms and conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Owner and Manager agree as follows:

ARTICLE I
APPOINTMENT OF MANAGER

          1.01. Appointment.

          Owner hereby appoints and employs Manager as Owner’s exclusive independent contractor to supervise, direct and control the management and operation of the Hotel throughout the Term. Manager accepts said appointment and agrees to manage the Hotel during the Term in accordance with the terms and conditions of this Agreement.

          1.02. Management of the Hotel.

                    A. Manager shall manage the Hotel, including, without limitation, performance of the following functions, in accordance with Prudent Industry Practices, the provisions of this Agreement and all standards imposed by the Franchise Agreement (provided that in all cases, except as otherwise specifically set forth in this Agreement, the costs and expenses of performing such functions shall be Deductions):

                              1. Recruit, employ, supervise, direct and discharge the employees at the Hotel and maintain adequate staff, consistent with Prudent Industry Practices, to carry out its duties under this Agreement, which employees may be employed by an Affiliate of Manager as provided in Section 1.03.

                              2. Establish prices, rates and charges for services provided in the Hotel, including Guest Room rates.

                              3. Establish and revise, as necessary and in accordance with Prudent Industry Practices, administrative policies and procedures, including policies and procedure for the control of revenue and expenditures, for the purchasing of supplies and services, for the control of credit and for the scheduling of maintenance, and verify that the foregoing procedures are operating in a sound manner.

                              4. Make payments on accounts payable and collect accounts receivable.

                              5. Procure (for Owner) all Inventories and replace Fixed Asset Supplies.

                              6. Prepare and deliver interim accountings, annual accountings, Annual Operating Statements, Building Estimates, Repairs and Equipment Estimates and such other information as is required by this Agreement.

                              7. Plan, execute and supervise repairs and maintenance at the Hotel.

                              8. Obtain the insurance required to be obtained by Manager pursuant to Article VI of this Agreement and provide or cause to be provided all risk management services related thereto, subject to the provisions of Section 6.05.

                              9. Obtain and keep in full force and effect, either in its own name or in Owner’s or Owner’s affiliate’s name, as may be required by applicable law, any and all licenses (including, without limitation, liquor licenses which shall be maintained in the name of Manager to the extent permitted by law) and permits to the extent same is within the control of Manager (or, if same is not within the control of Manager, Manager shall use reasonable efforts to obtain and keep same in full force and effect).

                              10. Subject to the terms of this Agreement, execute subordination agreements, estoppel certificates and other documentation required by any purchaser or mortgagee and reasonably cooperate (provided that Manager shall not be obligated to enter into any amendments of this Agreement) with Owner or Landlord in any attempt(s) by Owner or Landlord to effectuate a Sale of the Hotel or to obtain a Qualified Mortgage.

                              11. Arrange for and supervise public relations and advertising and prepare marketing plans.

                              12. Manage and operate the Hotel at all times in compliance with the Franchise Agreement, including (without limitation) the Manual and the System standards (as such terms are defined therein).

                    B. The operation of the Hotel shall be under the exclusive supervision and control of Manager, except as otherwise specifically provided in this Agreement, and Manager shall be responsible for the proper and efficient operation of the Hotel. In fulfilling its obligations under this Agreement, Manager will act as a reasonable, prudent operator of the Hotel, having regard for the status of the Hotel, operating the Hotel in accordance with Prudent Industry Practices and at all times maintaining and complying with all standards imposed by the Franchise Agreement, and subject to the foregoing and all other terms and conditions of this Agreement, shall have discretion in the following: charges, terms and conditions for Guest Rooms and commercial space; credit policies and services provided by the Hotel; food and beverage services; employment policies; granting of leases, subleases, licenses and concessions for shops and businesses within the Hotel, provided that the term of any such lease, sublease, license or concession shall not exceed the lesser of one (1) year or the Term without the prior written approval of Owner; receipt, holding and disbursement of funds; maintenance of bank accounts; procurement of Inventories, supplies and services; promotion and publicity; payment of costs and expenses as are specifically provided for in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel; and, generally, all activities necessary for operation of the Hotel. With respect to all Material Management Decisions, Manager shall consult with Owner in advance of making any such decisions. The term “Material Management Decisions” means a decision to be made in connection with any expenditure of more than $10,000 in each instance, or aggregate expenditures in any Fiscal Year of five percent (5%) or more of the total annual expenses provided for in the approved Annual Operating Projection for such Fiscal Year, if such expenditure is not included in the approved Annual Operating Projection for such Fiscal Year or if such expenditure would result in an increase in the overall Annual Operating Projection approved by Owner, unless such expenditure is made to address an emergency situation.

                    C. Manager shall comply with and abide by all applicable Legal Requirements pertaining to its operation of the Hotel. Any of Landlord, Owner or Manager shall have the right, but not the obligation, in its reasonable discretion, to contest or oppose, by appropriate proceedings, any such Legal Requirements. The reasonable expenses of any such contest of a Legal Requirement shall be Deductions and shall be paid from Gross Revenues or from other funds in the Operating Accounts.

          1.03. Employees

          All personnel employed at the Hotel shall at all times be the employees of Manager (or, after disclosure to Owner, one of its Affiliates) and not the employees of Owner. Manager shall have reasonable discretion with respect to all personnel employed at the Hotel, including, without limitation, decisions regarding hiring, promoting, transferring, compensating, supervising, terminating, directing and training all employees at the Hotel, and, generally, establishing and maintaining all policies relating to employment; provided, however, that (i) Owner shall have the right to approve the hiring of the persons who occupy the position of General Manager for the Hotel in accordance with the procedures set forth below and (ii) except as otherwise required by applicable Legal Requirements, Manager shall not negotiate or enter into any collective bargaining or other labor agreement with employees or with any organization representing or claiming to represent employees without Owner’s prior consent. No person shall be given gratuitous accommodations or services without prior joint approval of Owner and Manager except in accordance with policies agreed upon by Owner and Manager and except corporate personnel of Manager at the Hotel on a temporary basis for Hotel business (such as the meetings described in Section 1.05). Manager shall reimburse Owner for the costs (including relocation costs) of hiring and training General Managers who are employed at the Hotel for six (6) months or less and are transferred or relocated (other than to another hotel managed by Manager for Owner or any of Owner’s Affiliates), and for such costs on a pro-rated basis (over twelve (12) months) for General Managers employed at the Hotel for more than six (6) months but less than twelve (12) months (other than those transferred or relocated to another hotel managed by Manager for Owner or any of Owner’s Affiliates), and Manager shall promptly reimburse Owner for any such costs that are payable by Manager, which amounts shall be Manager’s Liabilities.

          The procedures for selection of the General Manager shall be as follows: Manager shall provide Owner with the resume of the candidate for General Manager who is qualified for such position in Manager’s reasonable judgment. Owner shall notify Manager in writing of its approval or disapproval of such candidate within five (5) Business Days after Owner’s receipt of the candidate’s resume, Owner’s approval not to be unreasonably withheld. If Owner approves the candidate or fails to notify Manager in writing of Owner’s approval or disapproval of the candidate presented by Manager, Manager may appoint such candidate to the position of General Manager. If Owner disapproves any candidate presented by Manager, Manager shall not appoint such candidate as General Manager.

          1.04. Owner’s Right to Inspect.

          Owner, its representatives, employees, agents, Affiliates and Mortgagees shall have access to the Hotel at any and all reasonable times for the purpose of inspection, exercising any of its rights under this Agreement or showing the Hotel to prospective purchasers, tenants or Mortgagees, provided that the operation of the Hotel is not unreasonably interfered with, and at any time in case of an emergency.

          1.05. Regular Meetings.

          At Owner’s request, Owner and Manager shall have meetings at the Hotel and at mutually convenient times no more frequently than once a quarter. Manager shall be represented at such meetings by the General Manager of the Hotel and such other personnel as the General Manager and Owner may deem appropriate. The travel costs and expenses for such other personnel to attend the meetings shall be paid from the Operating Accounts as Deductions. The purpose of the meetings shall be, inter alia, to discuss the performance of the Hotel and other related issues, including any variations from the approved Annual Operating Projection for the preceding quarter.

          1.06. System Standards

          Subject to the availability of adequate funds, Manager shall take such actions consistent with this Agreement as are necessary for the Hotel to comply with the System Standards, and Manager shall operate the Hotel so that the Hotel will at all times comply with System Standards.

          1.07. Limitations on Manager’s Authority

          Unless provided for in the approved Annual Operating Projection, Manager shall not, without Owner’s prior written approval, enter into any FF&E Lease if (i) the fair market value of the FF&E subject to such FF&E Lease at the time of entering into such FF&E Lease exceeds Thirty-Five Thousand Dollars ($35,000); (ii) the fair market value of the FF&E subject to all FF&E Leases at the time of entering into such FF&E Lease exceeds Sixty Thousand Dollars ($60,000) in the aggregate; (iii) the FF&E subject to such FF&E Lease is FF&E that is not, consistent with Prudent Industry Practices, customarily leased; (iv) such FF&E Lease is with an Affiliate of Manager or is on payment terms (including the amounts and schedule of payments) that would be materially more favorable to the lessor thereof than payment terms customary under Prudent Industry Practices for leases of similar FF&E; or (v) such FF&E Lease is not terminable by Owner upon thirty (30) days’ notice if such FF&E Lease is more than one (1) year in duration.

          1.08. Representations and Warranties of Manager.

          Manager hereby makes the representations and warranties to Owner set forth in Exhibit B attached hereto and made a part hereof by this reference.

          1.09. Limitations on Manager’s Duties

                    A. Manager’s duties under this Agreement are subject to the availability of sufficient funds from the operation of the Hotel or which are otherwise provided by Owner. Except as otherwise expressly provided in this Agreement, all costs and expenses of operating, maintaining, marketing and improving the Hotel shall be payable out of funds from the operation of the Hotel or which are otherwise provided by Owner. In no event shall Manager be obligated to advance any of its own funds to pay any such costs or expenses for the Hotel except as expressly provided in this Agreement. Anything in this Agreement to the contrary notwithstanding, Manager shall be excused from its obligations to operate the Hotel in conformity with its obligations hereunder to the extent and whenever Manager shall be prevented from compliance with such standard by reason of the occurrence of a Force Majeure.

                    B. In connection with any insurance coverages required or obtained under this Agreement, neither Manager nor any insurance broker Manager or its Affiliates may retain makes any warranty or representation regarding the advisability, nature, or extent of the insurance coverages provided by Manager for the benefit of Owner or any other coverages that

Owner should consider for the protection of Owner, the Hotel and its operations. Owner agrees to rely exclusively on its own insurance advisors with respect to all insurance matters.

                    C. Any and all financial projections and budgets prepared by Manager under this Agreement, including the Annual Operating Projection, are intended to assist in operating the Hotel, but are not to be relied on by Owner or any third party as to the accuracy of the information contained therein or the results predicted. Manager does not guarantee the accuracy of the information contained in such projections and budgets, nor does it guarantee the results of such projections and budgets, and Owner acknowledges that Manager shall not be held responsible by Owner or any third party for any divergence between such projections and budgets and actual operating results achieved. If Owner provides any such financial projections or budgets to a third party, Owner shall be obligated to advise such third party in writing of the substance of this disclaimer.

          1.10. Centralized Services.

          Manager may provide to the Hotel the following services that are furnished generally on a central or system-wide basis to other hotels operated by Manager or its Affiliates: Director of Engineering and Maintenance, Revenue/Channel Manager, Risk Manager, Group/Tour Sales Department, MIS Support Services and joint advertising and marketing. The salaries, wages, development costs and overhead related to the employees of Manager providing such centralized services shall be allocated on a fair basis among all hotels receiving such services based upon the extent to which such services benefit the Hotel. Manager shall provide to Owner for Owner’s approval as a part of the Annual Operating Projection pursuant to Section 4.04 the projected costs of such centralized services.

ARTICLE II
TERM

          2.01. Term.

          The “Term” of this Agreement shall begin on the Effective Date and shall continue until the expiration of the tenth anniversary of the date hereof. The Term of this Agreement may be extended only upon mutual agreement of Manager and Owner, each in the exercise of its sole and absolute discretion, on all the same terms (other than term) as set forth in this Agreement for two (2) consecutive periods, each such extension term being for periods of five (5) years each. In the event the parties do not reach an agreement to so extend, this Agreement shall terminate as provided in the first sentence of this Section.

          2.02. Performance Termination.

                    A. Owner shall have the option to terminate this Agreement if during any of the first five (5) Fiscal Years both of the following occur:

                              1. Operating Profit for (i) the second Fiscal Year is insufficient to pay to Owner at least $4,680,000 in Owner’s Priority for such Fiscal Year or (ii) the third Fiscal Year is insufficient to pay to Owner at least $5,265,000 in Owner’s Priority for such Fiscal Year, or

(iii) in each of the fourth or fifth Fiscal Year is insufficient to pay to Owner at least $5,850,000 in Owner’s Priority for such Fiscal Year; and

                              2. The Revenue Index of the Hotel for such Fiscal Year is less than the Revenue Index Threshold.

                    B. Owner shall have the option to terminate this Agreement if during the sixth (6th) Fiscal Year or any Fiscal Year thereafter any of the following occur:

                              1. Operating Profit for any such Fiscal Year is insufficient to pay to Owner the full amount of Owner’s Priority for such Fiscal Year; or

                              2. The Revenue Index of the Hotel for such Fiscal Year is less than the Revenue Index Threshold.

                    C. For purposes of determining whether Owner has the option to terminate this Agreement under Subsection A or Subsection B of this Section 2.02, to the extent the operating results of the Hotel were materially and quantifiably affected by Force Majeure affecting the Hotel or by major renovations of the Hotel, the Operating Profit or Revenue Index, as applicable, shall be equitably adjusted to amounts reasonably projected absent such Force Majeure or major renovations, such adjustments to be substantiated by such evidence and reasonably detailed calculations provided by Manager to Owner as are reasonably acceptable to Owner. Owner shall exercise its option to terminate pursuant to Subsection A or B of this Section 2.02 based upon the Operating Profit and/or Revenue Index, as applicable, for a Fiscal Year by serving written notice thereof on Manager no later than sixty (60) days after Owner’s receipt of the Annual Operating Statement under Section 4.01.A for such Fiscal Year, and this Agreement shall terminate as of the end of the second (2nd) full Accounting Period following the date on which Manager receives the above-described notice from Owner.

                    D. Owner’s failure to exercise its right to terminate this Agreement pursuant to this Section 2.02 shall not be deemed an estoppel or waiver of Owner’s right to terminate this Agreement with respect to any subsequent event or circumstance that could give Owner the right to terminate hereunder.

                    E. Upon receipt of Owner’s written notice of termination under Section 2.02A or B, above, if Operating Profit is less than five percent (5%) below the full amount of Owner’s Priority for the applicable Fiscal Year, Manager shall have the option, to be exercised within ten (10) days after receipt of the notice, to avoid the termination by electing (in a notice to Owner) to pay Owner the amount (the “Cure Payment”) by which Owner’s Priority exceeded Operating Profit for the Fiscal Year in which the performance test was failed. Except as expressly provided in the preceding sentence of this Section 2.02E, Manager shall not have any right to avoid termination without the prior written consent of Owner.

ARTICLE III
COMPENSATION OF MANAGER

          3.01. Management Fees.

          In consideration of services to be performed during the Term, Manager shall be paid the sum of the following as its management fees:

                    A. the Base Management Fee, which shall be retained by Manager from Gross Revenues; plus

                    B. the Incentive Management Fee but only to the extent of available Operating Profit after payment of Owner’s Priority (including, without limitation, all accrued and unpaid Owner’s Priority) as provided in Section 3.02 below.

          3.02. Operating Profit.

                    A. Operating Profit, to the extent available, shall be distributed to Owner and to Manager in the following order of priority, except as otherwise provided in this Agreement:

                              1. Any accrued but unpaid Base Management Fee payable in respect of any prior Accounting Period shall be paid to Manager;

                              2. An amount up to the maximum amount of Owner’s Priority shall be paid to Owner;

                              3. The Incentive Management Fee shall be paid to Manager; and

                              4. Any remaining balance of Operating Profit shall be paid to Owner.

          Owner’s Priority shall not be cumulative from one Fiscal Year to the next, and to the extent the maximum amount of Owner’s Priority is unpaid in any Fiscal Year, such unpaid amount shall not accrue or be payable in any subsequent Fiscal Year. The Incentive Management Fee for each Fiscal Year will be payable to Manager, in quarterly installments at the end of each calendar quarter, based upon the projected Incentive Management Fee provided for in the approved Annual Operating Projection for such Fiscal Year, calculated and adjusted quarterly using actual operating results to date for such Fiscal Year and projected Operating Profit for the remainder of such Fiscal Year as provided for in the approved Annual Operating Projection. Notwithstanding anything in this Agreement to the contrary, Manager acknowledges and agrees that (i) Base Management Fees are payable monthly within thirty (30) days after the end of each Accounting Period during the Term; (ii) estimated and unpaid Incentive Management Fees for the remainder of any Fiscal Year shall be adjusted at the end of each calendar quarter in such Fiscal Year based upon the actual operating results to date for such Fiscal Year, with all final adjustments to be made (and payment made to Owner or Manager, as applicable, any amount payable by Manager to a Manager’s Liability) annually within thirty (30) days after Owner’s receipt and acceptance of the Annual Operating Statement; (iii) Incentive Management Fees are payable only to the extent of available Operating Profit after payment in full of Owner’s Priority; and (iv) in no event shall Incentive Management Fees accrue or be deemed to accrue.

                    B. To the extent of available Operating Profit with respect to each Accounting Period, Manager shall distribute a prorated portion of the Owner’s Priority (including any accrued and unpaid Owner’s Priority) to Owner for each such Accounting Period in accordance with Section 4.01.

                    C. During any period of discontinued or reduced operations of the Hotel or any part thereof as a result of damage, destruction or condemnation that does not result in a termination of this Agreement and during repair or restoration thereafter, Owner shall pay to Manager for each Accounting Period, in lieu of any Base Management Fee and/or Incentive Management Fee that might otherwise be payable under this Agreement, an amount equal to the higher of (a) the Base Management Fee for such Accounting Period that would be payable pursuant to Section 3.01A treating business interruption insurance proceeds and/or condemnation proceeds as Gross Revenues or (b) the Base Management Fee and Incentive Management Fee (if any) for such Accounting Period that would have been payable if the Hotel had achieved the projected operating results set forth in the approved Annual Operating Projection. Notwithstanding the foregoing, in no event will any Base Management Fees, Incentive Management Fees or management fees in lieu thereof accrue or be payable by Owner to Manager in excess of the amount included as management fees in any business interruption proceeds received by Owner in respect of such Accounting Period.

          3.03. Accounting Fee.

          Manager will perform certain data processing and accounting functions for the Hotel at Manager’s headquarters or central office using personnel that are not employed at the Hotel. In consideration of Manager’s performance of these data processing and accounting functions for the benefit of the Hotel, Owner will pay to Manager on a monthly basis the Accounting Fee, which Accounting Fee shall be prorated for any partial month and may be withheld by Manager from Gross Revenues.

ARTICLE IV
ACCOUNTING, BOOKKEEPING AND BANK ACCOUNTS

          4.01. Accounting, Distributions and Annual Reconciliation.

                    A. Within fifteen (15) days after the close of each Accounting Period, Manager shall deliver an interim accounting (the “Accounting Period Statement”) to Owner, prepared in accordance with the Uniform System of Accounts, showing Gross Revenues, Deductions, Operating Profit and applications and distributions thereof for the preceding Accounting Period and any other information reasonably requested by Owner. Manager shall transfer to Owner, with each Accounting Period Statement, any interim amounts due Owner, subject to Working Capital needs reasonably proposed by Manager and approved by Owner, such approval not to be unreasonably withheld, and shall retain any interim amounts payable to Manager pursuant to the terms of this Agreement.

                    B. Calculations and payments of the Incentive Management Fee, the Base Management Fee and distributions of Operating Profit made with respect to each Accounting Period shall be accounted for cumulatively within a Fiscal Year, but shall not be cumulative from one Fiscal Year to the next. Within the SEC Filing Period, Manager shall deliver to Owner a statement (the “Annual Operating Statement”) in reasonable detail summarizing the operations of the Hotel for the immediately preceding Fiscal Year and a certificate of Manager’s chief accounting officer certifying that, to the best of his or her knowledge, such Annual Operating Statement is true and correct. The parties shall, within five (5) Business Days after Owner’s receipt of such Annual Operating Statement, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such Annual Operating Statement. Such Annual Operating Statement shall be controlling over the preceding Accounting Period Statements.

                    C. To the extent there is an Operating Loss for any Accounting Period, no Base Management Fee shall be paid to or retained from Gross Revenues by Manager. Any Base Management Fee that would have been payable to Manager had there been an Operating Profit for such Accounting Period shall accrue (but not beyond the Term of this Agreement) and shall be payable to Manager as provided in Article III to the extent of Operating Profit in subsequent Accounting Periods.

          To the extent there is an Operating Loss for any Accounting Period, additional funds in the amount of any such Operating Loss (other than the amount of any Base Management Fee) shall be provided by Owner within thirty (30) days after Manager has delivered written notice thereof to Owner. If Owner does not fund such Operating Loss within the thirty (30) day time period, Manager shall have the right after prior written notice to Owner (without affecting Manager’s other remedies under this Agreement) to withdraw an amount equal to such Operating Loss from future distributions of funds otherwise due to Owner. In the event an Operating Loss occurs for each of six (6) consecutive Accounting Periods during any Fiscal Year, Owner may elect to terminate this Agreement, provided that, in determining whether Owner has the option to terminate this Agreement pursuant to this sentence, to the extent the operating results of the Hotel were materially and quantifiably affected by Force Majeure affecting the Hotel or by major renovations to the Hotel, such operating results shall be equitably adjusted to amounts reasonably projected absent such Force Majeure or major renovations, such adjustments to be substantiated by such evidence and reasonably detailed calculations provided by Manager to Owner as are reasonably acceptable to Owner.

          4.02. Books and Records.

          Books of control and account pertaining to operations at the Hotel shall be kept on the accrual basis and in all material respects in accordance with the Uniform System of Accounts. Owner may at reasonable intervals during Manager’s normal business hours examine such records. If Owner desires (at its own expense, except as provided below) to audit, examine or review the Annual Operating Statement, Owner shall notify Manager in writing within sixty (60) days after receipt of such Annual Operating Statement of its intention to audit and begin such audit no sooner than ten (10) days after Manager’s receipt of such notice and not later than sixty (60) days after Manager’s receipt of such notice. Owner shall use reasonable efforts to complete such audit within one hundred twenty (120) days after commencement thereof. If Owner does not make such an audit, then such Annual Operating Statement shall be deemed to be conclusively accepted by Owner as being correct, except in the event of manifest error or fraud, misrepresentation, misconduct or negligence by Manager or its agents, employees, representatives or contractors or other third parties. If any audit by Owner discloses an understatement of any amounts due Owner, Manager shall promptly pay Owner such amounts found to be due, plus interest thereon at the Prime Rate plus one percent (1%) per annum from the date such amounts should originally have been paid. If any audit discloses that Manager has not received any amounts due it, Owner shall pay Manager such amounts, plus interest thereon at the Prime Rate plus one percent (1%) per annum from the date such amounts should originally have been paid. The cost of the audit shall be paid by Owner; provided, however, Manager shall pay for such cost if such audit discloses an underpayment to Owner for the Fiscal Year so audited of five percent (5%) or more of the amount that should have been paid to Owner for such Fiscal Year. In addition, if the Franchise Agreement requires Owner to pay interest and/or the cost of an audit to the franchisor on account of an understatement in reports provided by Manager, Manager shall pay such interest and costs in accordance with the Franchise Agreement without (either directly or indirectly) passing such charges on to Owner.

          4.03. Accounts, Expenditures.

                    A. All funds derived from operation of the Hotel shall be deposited by Manager in Owner’s bank accounts (the “Operating Accounts”) established by Manager in a bank or banks designated by Manager with the concurrence of Owner. Withdrawals by Manager from said Operating Accounts shall be made solely by representatives of Manager, but only those representatives whose signatures have been authorized by Manager with the concurrence of Owner. Reasonable petty cash funds shall be maintained at the Hotel.

                    B. Except as otherwise provided in this Agreement, all payments made by Manager hereunder shall be made from the Operating Accounts, petty cash funds, or from the Reserve (in accordance with Section 5.02). Manager shall not be required to make any advance or payment with respect to the Hotel except out of such funds, and Manager shall not be obligated to incur any liability or obligation with respect to the Hotel except as otherwise provided in this Agreement (including, without limitation, pursuant to Sections 1.03, 3.02A, 3.03 and 10.10A) (each, “Manager’s Liability”, and, collectively, “Manager’s Liabilities”).

                    C. Debts and liabilities (other than Manager’s Liabilities) incurred by Manager as a result of its operation and management of the Hotel pursuant to the terms hereof, whether asserted before or after Termination, will be paid by Owner to the extent funds are not available for that purpose from Gross Revenues. Manager shall pay all of Manager’s Liabilities. The provisions of this Section 4.03C shall survive Termination.

          4.04. Annual Operating Projection.

          Manager shall deliver to Owner for its review, at least thirty (30) days prior to the beginning of each Fiscal Year after the first Fiscal Year following the Effective Date, a preliminary draft of the business plan (including a proposed budget) and a projection of the estimated Gross Revenues, departmental profits, Deductions, and Operating Profit for the forthcoming Fiscal Year for the Hotel (the “Annual Operating Projection”) for approval by Owner. Manager will consider in good faith suggestions made by Owner with respect to the Annual Operating Projection and make modifications thereto that are agreed upon by Owner and Manager. In the case of the Fiscal Year beginning on the Effective Date, Manager and Owner have already agreed upon the Annual Operating Projection for such Fiscal Year. Notwithstanding the foregoing, Owner shall not be entitled to withhold its approval of the Annual Operating Projection based solely on its objection to: (i) Manager’s reasonable projections of either Gross Revenues or the components thereof, (ii) Impositions, utility charges and similar charges determined by governmental authorities or providers whose rates cannot be controlled or negotiated by Manager, or (iii) increases in projected costs and expenses of operating the Hotel caused by projected increases in occupancy or use of Hotel facilities that are projected to increase Gross Revenues. Upon approval of the Annual Operating Projection by Owner and Manager, Manager in good faith shall use best efforts to adhere to such Annual Operating Projection. In the event Owner and Manager (each acting reasonably and in good faith in considering projections for operation of the Hotel pursuant to Prudent Industry Practice, the Franchise Agreement, any Qualified Mortgage affecting the Hotel and this Agreement) are unable to agree upon the Annual Operating Projection by the commencement of the Fiscal Year to which it relates, Owner or Manager may elect to terminate this Agreement by serving written notice to the other party, and this Agreement shall terminate as of the end of the second (2nd) full Accounting Period following the date on which such party receives such notice of termination. Any such notice of termination shall be given not later than thirty (30) days after the end of the then-current Fiscal Year, provided that Owner shall have received the proposed Annual Operating Projection from Manager at least thirty (30) days prior to the end of the then-current Fiscal Year. Pending such termination, Manager shall operate the Hotel with respect to those categories that are in dispute based on the previous Fiscal Year’s approved Annual Operating Projection.

          4.05. Working Capital.

          The parties recognize that, as of the Effective Date, the level of Working Capital funds, which shall be held in the Operating Accounts, is reasonably believed to be reasonably sufficient for the operations of the Hotel, subject at all times to seasonal differences and changes in circumstances after the Effective Date. To the extent the expenditure of additional Working Capital funds has been reasonably proposed by Manager and approved by Owner, such approval not to be unreasonably withheld, Owner shall from time to time during the Term advance any such additional funds which Manager shall use to satisfy such needs of the Hotel as have been reasonably proposed by Manager and approved by Owner. If Owner does not so fund additional Working Capital as approved by Owner within thirty (30) days after receipt by Owner of a written request therefor from Manager, Manager shall have the right (without affecting Manager’s other remedies under this Agreement) to withdraw, after prior written notice to Owner, from future distributions of funds otherwise due to Owner an amount equal to the funds agreed upon by Owner and Manager for additional Working Capital. All funds so advanced for Working Capital shall be utilized by Manager for the purposes of this Agreement. In the event Owner and Manager are unable to agree upon the need for and/or amount of additional Working Capital within thirty (30) days after Owner’s receipt of a written notice from Manager of the need for additional funds for Working Capital, Owner shall have no obligation to fund additional Working Capital and Manager may elect to terminate this Agreement. Upon Termination, Manager shall immediately return the outstanding balance of the Working Capital to Owner.

          4.06. Fixed Asset Supplies.

          The parties further recognize that, as of the Effective Date, the level of funds for Fixed Asset Supplies is reasonably believed to be reasonably sufficient for the operations of the Hotel, subject at all times to seasonal differences and changes in circumstances after the Effective Date. Any additional funds which are necessary to maintain Fixed Asset Supplies at levels reasonably proposed by Manager and approved by Owner, such approval not to be unreasonably withheld, as being necessary to satisfy the needs of the Hotel, shall be paid from available Gross Revenues or, at Owner’s election, funded by Owner within thirty (30) days after Owner’s approval of such additional funds and, in each case, shall be Deductions. Fixed Asset Supplies shall remain the property of Owner throughout the term of this Agreement and upon Termination.

          4.07. Real Estate and Personal Property Taxes.

                    A. Except as specifically set forth in Section 4.07.B below, all real estate and personal property taxes, levies, assessments (including special assessments (regardless of when due or whether they are paid as a lump sum or in installments over time) imposed because of facilities that are constructed by or on behalf of the assessing jurisdiction (for example, roads, sidewalks, sewers, culverts, etc.) which directly benefit the Hotel (regardless of whether or not they also benefit other buildings)), “Impact Fees” (regardless of when due or whether they are paid as a lump sum or in installments over time) which are required of Owner as a condition to the issuance of zoning variances or building permits, and similar charges on or relating to the Hotel (collectively, “Impositions”) during the Term shall be paid by Manager from Gross Revenues, before any fine, penalty, or interest is added thereto or lien placed upon the Hotel or upon this Agreement, unless payment thereof is in good faith being contested and enforcement thereof is stayed. Any such payments shall be Deductions in determining Operating Profit. Owner shall, within five (5) days after receipt, furnish Manager with copies of official tax bills and assessments which it may receive with respect to the Hotel. Either Landlord, Owner or Manager with the concurrence of Owner (in which case Owner agrees to sign, and cause Landlord to sign, the required applications and otherwise reasonably cooperate with Manager in expediting the matter) may, and at Owner’s request Manager shall, initiate proceedings to contest any negotiations or proceedings with respect to any Imposition, and all reasonable costs of any such contest shall be paid from Gross Revenues and shall be a Deduction in determining Operating Profit. Manager shall, as part of its contest or negotiation of any Imposition, be entitled, on Owner’s and Landlord’s behalf, to waive any applicable statute of limitations in order to avoid paying the Imposition during the pendency of any proceedings or negotiations with applicable authorities. Notwithstanding anything contained herein to the contrary, at Owner’s option (i) Manager shall establish an escrow account in the name of Owner in a bank or banks designated by Manager with the concurrence of Owner and shall deposit monthly into such account from Gross Revenues an amount that Manager reasonably estimates shall be sufficient to pay the Impositions, in which case Manager shall pay the Impositions from funds in the escrow account as and when the Impositions become due (and Owner shall promptly deposit into the escrow account any deficiency if the estimated monthly payments are not sufficient to pay all of the Impositions) or (ii) the amounts that would otherwise be deposited into such escrow account shall be included in the Operating Profit, not deducted from Gross Revenues and shall be distributed in cash to Owner along with the remainder of the Owner’s Priority. If Owner elects to retain such amounts pursuant to clause (ii) above, Manager shall accrue such amounts as a reserve on the accounting records of the Hotel, and Owner shall fund the same as and when the Impositions become due, but such accrued and unfunded amounts shall be deducted from Gross Revenues for purposes of calculating the Incentive Management Fee. In addition, if any Mortgagee requires the establishment of an escrow account with respect to the Impositions, Manager shall comply with such requirements, and the amounts so escrowed shall be applied to Impositions in accordance with such Mortgagee’s requirements and any amounts so escrowed shall be Deductions.

                    B. The word “Impositions” as used in this Agreement shall not include any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax or other assessment or payment in lieu thereof imposed on Owner or Manager, or any income tax imposed on any income of Owner or Manager (including distributions to Owner or Manager pursuant to Article III hereof), all of which shall be paid solely by Owner or Manager, as applicable, not from Gross Revenues nor from the Reserve.

          4.08. Sarbanes-Oxley Certification.

                    A. Owner may, in connection with its or any of its Affiliate’s annual or quarterly Securities and Exchange Commission reporting requirements (and in any event no more than four (4) times in any Fiscal Year), request that Manager deliver to Owner or its Affiliate a certificate from an accounting officer of Manager, in a form approved by Manager’s accounting firm, certifying that, to his or her knowledge, the information contained in the Accounting Period Statements for the Accounting Periods contained within the applicable Fiscal Year or quarter are true and correct in all material respects, subject to final adjustment based on the annual review conducted by Manager in preparing the Annual Operating Statement. Owner shall submit such request in writing, along with the date by which such certificate is to be delivered, not less than five (5) business days prior to the requested delivery date, and Manager shall deliver the certificate by the requested date or, if later, within five (5) business days after Manager’s receipt of Owner’s request.

                    B. In connection with Owner’s or its Affiliates’ certifications under Section 404 (“Section 404”) of the Sarbanes-Oxley Act of 2002, Owner or such Affiliate shall have the right, at its option:

                              1. Either (i) to require Manager to document its processes and related internal controls for Owner or such Affiliate to use in its required documentation under Section 404 or (ii) to have access to Manager’s books and records relating to the Hotel (including, without limitation, reasonable access to Manager’s premises) to document Manager’s processes and related internal controls; and

                              2. Either (i) to require testing by Manager of the controls identified in clause 1 above or (ii) to have access to Manager’s books and records relating to the Hotel (including, without limitation, reasonable access to Manager’s premises) to permit Owner or such Affiliate to test the controls identified in clause 1 above.

          Manager shall provide Owner’s or such Affiliates’ independent auditors access to Manager’s books and records relating to the Hotel (including, without limitation, access to Manager’s premises) to conduct their audit of the testing performed pursuant to this Section 4.08. If Owner or such Affiliate determine such controls have weaknesses which should be mentioned in Owner’s or such Affiliates’ report on internal controls under Section 404 or other certifications under the Sarbanes-Oxley Act of 2002, Manager shall use best efforts to remedy and/or correct identified weaknesses in a timely manner.

ARTICLE V
REPAIRS, MAINTENANCE AND REPLACEMENTS

          5.01. Repairs and Maintenance to be Paid from Gross Revenues.

          Subject to the availability of adequate funds, Manager shall maintain the Hotel in good repair and condition, use best efforts to comply with and abide by all applicable Legal Requirements pertaining to its operation of the Hotel and shall make or cause to be made such routine maintenance, repairs and minor alterations as it determines are necessary for such purposes and as required pursuant to the terms of the Franchise Agreement or by Owner. The phrase “routine maintenance, repairs, and minor alterations” as used in this Section 5.01 shall include only those which are normally expensed under generally accepted accounting principles. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues (and not from the Reserve) and shall be treated as a Deduction.

          5.02. Repairs, Maintenance and Equipment Replacements to be Paid from Reserve.

                    A. A reserve account in the name and under the control of Owner (the “Reserve”) shall be established by Manager in a bank or similar institution reasonably acceptable to both Manager and Owner, to cover the cost of:

                    1. Replacements, renewals and additions to the FF&E at the Hotel; and

                    2. Routine Capital Expenditures.

                    B. Manager shall deposit funds in the Reserve as provided in Item 3 of Schedule 1. Transfers into the Reserve shall be made at the time of each interim accounting described in Section 4.01 hereof. All amounts transferred to the Reserve shall be deducted from Gross Revenues in determining Operating Profit and shall be deposited in the special Reserve account described in Section 5.02.A.

                    C. Subject to the availability of adequate funds, Manager shall from time to time make such (1) replacements and renewals to the FF&E of the Hotel, and (2) Routine Capital Expenditures, as may be provided for in the approved Annual Operating Projection, as may be agreed upon by Owner and Manager or as may be required by the Franchise Agreement. Except as may be required by the Franchise Agreement, no expenditures will be made in excess of the balance of the Reserve without the approval of Owner. At the end of each Fiscal Year, any amounts remaining in the Reserve shall be carried forward to the next Fiscal Year. Proceeds from the sale of FF&E no longer necessary to the operation of the Hotel shall be added to the Reserve. The Reserve will be kept in an interest-bearing account, and any interest which accrues thereon shall be retained in the Reserve. Neither (x) proceeds from the disposition of FF&E, nor (y) interest which accrues on amounts held in the Reserve, shall (a) result in any reduction in the required contributions to the Reserve set forth in Section 5.02.B above, nor (b) be included in Gross Revenues. Withdrawals by Manager from the Reserve may be made in accordance with the approved Annual Operating Projection only by representatives of Manager whose signatures have been authorized by Manager with the concurrence of Owner.

                    D. All repairs, alterations, improvements, renewals or replacements made pursuant to this Article V, and all amounts kept in the Reserve, shall be the property of Owner, subject to Manager’s rights to apply such funds as otherwise provided in this Agreement. In addition and notwithstanding anything contained herein to the contrary, no funds shall be expended for replacements, renewals and additions to the FF&E, for Routine Capital Expenditures or for any other capital expenditures unless each such expenditure is included in the approved Annual Operating Projection or is necessary in an emergency to protect or preserve the Hotel or the health and safety of Hotel employees, guests or customers. If Owner elects to use Manager’s construction management services for construction projects in connection with any Routine Capital Expenditures or other non-emergency alterations or improvements, Owner will pay Manager such construction management fee as may be agreed upon by the parties.

                    E. Notwithstanding anything contained herein to the contrary, upon the mutual agreement of Owner and Manager, the amounts that would otherwise be deposited into the Reserve pursuant to this Section 5.02 shall be included in the Operating Profit, not deducted from Gross Revenues and shall be distributed in cash to Owner along with the remainder of the Owner’s Priority. In such case, Manager shall accrue such amounts as a reserve on the accounting records of the Hotel, and Owner shall fund the same only when required under this Agreement to cover the appropriate costs actually incurred. If Owner does not so fund such amounts within thirty (30) days after Owner is required to do so under this Agreement, Manager shall have the right after prior written notice to Owner (without affecting Manager’s other remedies under this Agreement) to withdraw from future distributions of funds otherwise due to Owner an amount equal to such amount required to be so funded by Owner. However, such accrued and unfunded reserves shall be deducted from Gross Revenues for purposes of calculating the Incentive Management Fee.

                    F. Unless otherwise expressly covered by this Article V, except in the case of an emergency, Manager shall not make any capital expenditure or improvement without first obtaining Owner’s prior written consent and approval.

ARTICLE VI
INSURANCE

          6.01. Property Insurance.

                    A. Subject to the provisions of Section 6.05, Manager shall, commencing with the Effective Date and for the duration of the Term, procure and maintain, using funds deducted from Gross Revenues as a Deduction in determining Operating Profit, the following insurance and/or such other insurance as may be approved or required by Owner:

                              1. Insurance on the Hotel (including contents) against loss or damage by all perils included in “all risk” (as such term is commonly used in the insurance industry) coverage, in an amount not less than one hundred percent (100%) of the replacement cost thereof, except that if such 100% replacement cost coverage is not available on reasonable rates and terms, then such insurance shall be in an amount not less than ninety percent (90%) of the replacement cost thereof (less excavation and foundation costs), of the Hotel.

                              2. Insurance against loss or damage from explosion of boilers, pressure vessels, pressure pipes and sprinklers, to the extent applicable, installed in the Hotel.

                              3. Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Section 6.0l.A.1, 2 and 3, for a period of not less than one (1) year after the occurrence, of a type and in amounts and with such deductible limits as are agreed upon by Owner and Manager.

                              4. If the Hotel is in an earthquake-prone area, earthquake insurance in accordance with Prudent Industry Practices.

                    B. All policies of insurance required under Section 6.01.A. 1, 2 and 3 shall insure Owner, Landlord, Manager, and any Mortgagee, and any losses thereunder shall be payable to the parties as and to the extent their respective interests, if any, may appear.

          6.02. Operational Insurance.

          Subject to the provisions of Section 6.05, Manager shall, commencing with the Effective Date and for the duration of the Term, procure and maintain, using funds deducted from Gross Revenues as a Deduction in determining Operating Profit, with insurance companies approved by Owner the following insurance and/or such other insurance as may be approved or required by Owner:

                    A. Workers, compensation and employer’s liability insurance as may be required under applicable laws covering all of the employees at the Hotel, with such deductible limits or self-insured retentions as are agreed upon by owner and Manager;

                    B. Commercial general liability insurance against claims for all injury, death or property damage occurring on, in, or about the Hotel, and automobile insurance on vehicles owned or leased by owner and operated in conjunction with the Hotel, with a combined single limit of not less than Twenty Million Dollars ($20,000,000) for each occurrence for personal injury, death and property damage, with such deductible limits as are agreed upon by Owner and Manager;

                    C. Fidelity bonds with respect to the Hotel employees handling funds of the Hotel, in an amount agreed upon by Owner and Manager;

                    D. Employment practices liability insurance; and

                    E. Such other insurance in amounts as Manager in its reasonable judgment deems advisable (with the concurrence of Owner) for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel or as reasonably required by a Mortgagee.

          Owner and Landlord shall be the named insureds with respect to the insurance described in Subsection 6.02B and 6.02D (to the extent possible) and, to the extent applicable, Subsection 6.02E. Manager shall be the named insured and Owner and Landlord shall be additional insureds on the policies described in Subsections 6.02A and 6.02C.

          6.03. Coverage; Deductibles.

          All policies of insurance described in Sections 6.02 and 6.03, including the coverages and the deductibles thereunder, shall be subject to Owner’s prior approval, and Owner may require that any such coverage or policy be eliminated or not be carried, provided that Owner will not require Manager to eliminate any coverage that is customarily carried in accordance with Prudent Industry Practice or that is required under a Qualified Mortgage, the Franchise Agreement or other agreement binding on the Hotel. Either Owner or Manager may require that insurance and/or additional insurance and/or coverage be maintained in excess of that customarily carried in accordance with Prudent Industry Practice, provided that the cost of such excess insurance and/or coverage shall not be a Deduction and shall be borne by the party requesting the same. Subject to Owner’s prior approval, such approval not to be unreasonably withheld, and the provisions of Section 6.05, all insurance described in Sections 6.01 and 6.02 may be obtained by Manager by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies fulfill the requirements specified herein. Deductible limits shall be as agreed upon by Owner and Manager. No coverage required hereunder shall be self-insured by Manager without prior written approval of Owner. Owner shall have the right to approve the insurance policies to be obtained by Manager pursuant hereto and the insurance companies issuing such policies. In order to avoid any lapse in insurance coverage required to be maintained pursuant to this Article VI, Manager shall request any consent required from Owner hereunder with respect to insurance matters in a timely manner so that Owner has a reasonable period of time to consider any such request, and Owner shall respond within ten (10) days after receipt of any such request. Failure to respond within such ten (10) day period shall be deemed approval by Owner.

          6.04. Costs and Expenses.

          Insurance premiums and any costs or expenses with respect to the insurance described in this Article VI shall be Deductions in determining Operating Profit. Premiums on policies for more than one year shall be charged pro rata against Gross Revenues over the period of the policies. Any reserves, losses, costs, damages or expenses which are uninsured, or fall within deductible limits, shall be treated as a cost of insurance and shall be Deductions in determining Operating Profit.

          6.05. Owner’s Right to Provide Insurance.

          Notwithstanding anything contained in this Agreement to the contrary, Owner and/or its Affiliates (including, without limitation, Landlord) shall have the right to procure and maintain any or all of the insurance for the Hotel otherwise required to be maintained by Manager under this Article VI and in lieu of Manager procuring the same, provided that Owner shall give Manager not less than thirty (30) days notice of Owner’s intent to provide such insurance, shall maintain such insurance as is customary in accordance with Prudent Industry Practice and shall provide to Manager upon request certificates of insurance evidencing the same. In such case, all of the terms and conditions of this Article VI, to the extent applicable, shall govern the insurance procured by Owner under this Section 6.05, including, without limitation, the requirement that Owner be a named insured on the operational insurance described in Section 6.02. Without limiting the generality of the foregoing, all insurance premiums and any costs or expenses and all deductibles with respect to such insurance shall be Deductions in determining Operating Profit., provided that, in the event the premiums for the insurance maintained by Owner are in excess of the premiums that would have been payable by Manager had Manager maintained the same insurance, the amount of such excess shall be payable by Owner and shall not be a Deduction for the purposes of determining Operating Profit. Each insurance policy maintained by Owner or Manager in accordance with this Section 6.05 shall contain a waiver of subrogation in favor of the other party, and Owner and Manager each release the other from claims against the other to the extent the same are covered by insurance.

ARTICLE VII
DAMAGE AND REPAIR

          7.01. Damage and Repair.

                    A. If, during the Term, the Hotel is damaged or destroyed by fire, casualty or other cause, Owner and/or Landlord may elect, in its sole and absolute discretion, to repair or replace the damaged or destroyed portion of the Hotel with such modifications as Owner may deem appropriate or as may be required by law, and Manager shall have the right to discontinue operating the Hotel to the extent it deems necessary to comply with applicable law, ordinance, regulation or order or as necessary for the safe and orderly operation of the Hotel, provided that Manager and Owner acknowledge that, in the event such damage is a Minor Casualty, such damage shall be repaired as provided in Section 7.01C and this Agreement shall remain in effect. Proceeds of insurance with respect to the insurance described in Subsections 6.02A, 6.02C and 6.02D shall be paid to Owner, Landlord and/or Manager, as their interests may appear. All proceeds from all other insurance described in this Agreement shall be paid to Owner and/or Landlord, as their interests may appear. If such damage or destruction is other than a Minor

Casualty and Owner elects not to repair or replace said damaged portion of the Hotel, Owner shall so notify Manager by written notice within ninety (90) days after the date of the casualty.

                    B. In the event damage or destruction to the Hotel is other than a Minor Casualty and Owner notifies Manager that Owner will not repair or replace such damage, either party may terminate by at least sixty (60) days prior written notice to the other party.

                    C. If, during the Term, the Hotel is damaged by fire, casualty or other cause and such damage is a Minor Casualty or Owner otherwise elects to repair or replace such damaged or destroyed portion of the Hotel, Manager, with the concurrence of Owner, shall, with all reasonable diligence, proceed to process the claim with the applicable insurance carriers, including settling such claim, and to make the necessary arrangements with appropriate contractors and suppliers to repair and/or replace the damaged portion of the Hotel. Owner’s consent shall be needed for Manager to perform any of the foregoing, all of which shall be performed in accordance with Prudent Industry Practices. Owner agrees to sign promptly any documents which are necessary to process and/or adjust the claim with the insurance carriers, as well as any contracts with such contractors and/or suppliers, provided that in each instance such documents and contracts have previously been approved by Owner. If Owner elects to use Manager’s construction management services for construction projects in connection with any non-emergency repairs or replacements, Owner will pay Manager such construction management fee as may be agreed upon by the parties. Notwithstanding anything in this Agreement to the contrary, Manager agrees to make or cause to have made all emergency repairs and replacements at the actual cost paid or incurred for such repair or replacement.

          7.02. Condemnation.

                    A. In the event all or substantially all of the Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Hotel shall be so taken, but the result is that either Owner or Manager reasonably determines that it is not feasible to continue to operate the Hotel in accordance with the standards required by this Agreement, Owner or Manager may terminate this Agreement as of the effective date of such taking. All awards and proceeds of any such taking or proceeding shall belong to Owner and/or Landlord, as the case may be.

                    B. In the event this Agreement is not terminated pursuant to Section 7.02.A, such portion of the Hotel that is not so taken shall be repaired or replaced, with such modifications as Owner may deem appropriate or as may be required by law, and this Agreement shall continue except as may be otherwise agreed by the parties. All awards for any such partial taking or condemnation shall belong to Owner and/or Landlord, as the case may be. Manager shall have the right to discontinue temporarily operating the Hotel to the extent it deems necessary for the safe and orderly operation of the Hotel.

          7.03. Subordination to Qualified Mortgage.

                    A. Manager shall provide to any Mortgagee an instrument (the “Subordination Agreement”), reasonably satisfactory in all respects to Owner and such

Mortgagee, which shall be recordable in the jurisdiction where the Hotel is located, pursuant to which:

                              1. This Agreement and any extensions, renewals, replacements or modifications thereto, and all right and interest of Manager in and to the Hotel, shall be subject and subordinate to such Mortgagee’s Qualified Mortgage, with notice and opportunity to cure rights and post-default cure rights in favor of Mortgagee;

                              2. Manager shall be obligated to each of the Subsequent Owners (as defined below) to perform all of the terms and conditions of this Agreement for the balance of the remaining Term hereof, with the same force and effect as if such Subsequent Owner were the Owner; and

                              3. In the event that there is a Foreclosure of such Qualified Mortgage in connection with which title or possession of the Hotel is transferred to the Mortgagee (or its designee) or to a purchaser at foreclosure or to a subsequent purchaser from the Mortgagee (or from its designee) (all of the foregoing shall collectively be referred to as “Subsequent Owners”), this Agreement may be terminated at the election of such Subsequent Owner as of the date of such Foreclosure or upon thirty (30) days notice, unless and to the extent the Mortgagee, in its sole and absolute discretion, shall have agreed to recognize Manager’s rights under this Agreement following foreclosure or deed-in-lieu of foreclosure, which recognition may be requested from such Mortgagee by Manager prior to encumbrance of the Hotel by such Mortgagee’s Qualified Mortgage. Such recognition may be granted or denied by such Mortgagee in its sole and absolute discretion and shall not be a condition to Owner’s or Landlord’s right to mortgage the Hotel with any such Qualified Mortgage and denial of recognition of this Agreement by a Mortgagee shall not affect any of Manager’s obligations or duties under this Agreement.

                    B. Except as otherwise agreed by Owner and Manager, Owner will not encumber its leasehold estate under the Hotel Lease with any Mortgage other than a Qualified Mortgage. Manager shall have no responsibility for payment of debt service due with respect to the Hotel, from Gross Revenues or otherwise, and such responsibility shall be solely that of Owner, provided that Manager shall comply with any requirements of any Mortgagee with respect to establishment of escrows and payment of Impositions.

          7.04. No Covenants, Conditions or Restrictions.

                    A. Manager acknowledges and agrees with Owner, and represents and warrants to Owner, that, as of the Effective Date, to the best of Manager’s knowledge, except as disclosed to Owner in writing, there are no covenants, conditions or restrictions, including reciprocal easement agreements or cost-sharing arrangements (individually or collectively referred to as “CC&R(s)”) affecting the Site or the Hotel which: (i) would prohibit or limit Manager from operating the Hotel in accordance with the System Standards; (ii) would allow the Hotel facilities (for example, parking spaces) to be used by persons other than guests, invitees or employees of the Hotel; (iii) would allow the Hotel facilities to be used for specified charges or rates which have not been approved by Manager; (iv) would subject the Hotel to exclusive arrangements regarding food and beverage operation or retail merchandise; or (v) would impose any financial obligations on Owner or Landlord or on the Hotel.

          7.05. Liens; Credit.

          Manager and Owner shall use commercially reasonable efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Hotel and shall cooperate fully in obtaining the release of any such liens. If the lien was not occasioned by the fault of either party, the cost of releasing any lien shall be treated the same as the cost of the matter to which it relates. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release. In no event shall either party borrow money in the name of or pledge the credit of the other.

          7.06. Hotel Lease.

          Manager shall use reasonable efforts to comply with any requirements of the Hotel Lease respecting operation of the Hotel, and Owner shall comply with any other obligations of Owner under the Hotel Lease, including but not limited to payment as and when due, of any and all rental and other payments due under the Hotel Lease. Manager shall have no responsibility for payment of rental or other sums due under the Hotel Lease, from Gross Revenues or otherwise, and such responsibility shall be solely that of Owner.

ARTICLE VIII
DEFAULTS

          8.01. Events of Default.

          Each of the following shall, to the extent permitted by applicable law, constitute an “Event of Default” under this Agreement.

                    A. The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by either party, or the admission by either party that it is unable to pay its debts as they become due.

                    B. The consent to an involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by either party.

                    C. The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating either party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive).

                    D. The failure of either party to make any payment required to be made in accordance with the terms of this Agreement, as of the due date as specified in this Agreement and the failure to cure such default within ten (10) days after receipt of written notice from the non-defaulting party demanding such cure, or in the case of any failure by Manager to make payments of Owner’s Priority or other distributions of Operating Profit payable to Owner, such failure is not cured within three (3) Business Days after receipt of written notice from Owner.

                    E. Any employee at the Hotel is or becomes a Specially Designated National or Blocked Person and is not terminated from his or her employment at the Hotel on or before thirty (30) days after Manager’s receipt of notice of such employee’s status.

                    F. In carrying out its duties hereunder, any principal or owner of Manager or its Affiliates providing services to the Hotel commits any act involving fraud or moral turpitude relating to the business or affairs of the Hotel, or is indicted or convicted of an act which constitutes a felony.

                    G. Any representation or warranty by Manager or any of its Affiliates in this Agreement or in any certificate or document or financial or other statement furnished or delivered to Owner or any of its Affiliates at any time under or in connection with this Agreement shall have been intentionally false or misleading in any material respect on or as of the date made or deemed made.

                    H. The failure of either party to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after the defaulting party’s receipt of written notice from the non-defaulting party of said failure, or, if the default is such that it cannot reasonably be cured within said thirty (30) day period of time, if the defaulting party fails to commence the cure of such default within said thirty (30) day period of time or thereafter fails to diligently pursue such efforts to completion, provided that (i) in the case of any default by Manager (other than in clause (ii) below), such default is cured not later than ninety (90) days after Manager’s receipt of such written notice, (ii) in the case of Manager’s failure to maintain the insurance required by Article VI (except with respect to any insurance that Owner has elected to maintain pursuant to Section 6.05), such failure is cured not later than ten (10) days after Manager’s receipt of such written notice and, in any event, prior to the date any insurance coverage would lapse, and (iii) in the event Owner has elected to maintain insurance pursuant to Section 6.05 and fails to maintain such insurance, such failure is cured not later than ten (10) days after Owner’s receipt of written notice of default from Manager.

          8.02. Remedies.

          Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action: (1) to terminate this Agreement by written notice to the defaulting party, which termination shall be effective as of the effective date which is set forth in said notice, provided that said effective date shall be at least thirty (30) days after the date of said notice in the case of an Event of Default by Owner; (2) to institute forthwith any and all proceedings permitted by law or equity including, without limitation (but subject to the provisions of Section 10.20 hereof), actions for specific performance and/or damages; and/or (3) to avail itself of the remedies described in Section 8.03.

          8.03. Additional Remedies.

                    A. Upon the occurrence of a Default by either party under the provisions of Section 8.0l.D, the amount owed to the non-defaulting party shall accrue interest, at an annual rate equal to the Prime Rate plus three (3) percentage points, from and after the date on which the Default occurred.

                    B. The remedies granted under Section 8.02 and Section 8.03 shall not be in substitution for, but shall be in addition, to, any and all rights and remedies available to the non-defaulting party (including, without limitation, injunctive relief and damages) by reason of applicable provisions of law or equity and shall survive Termination.

ARTICLE IX
ASSIGNMENT AND SALE

          9.01. Assignment.

                    A. Manager shall not assign or transfer its interest in this Agreement without the prior written consent of Owner and any franchisor under the Franchise Agreement. Any assignee consented to by Owner and by such franchisor shall agree in writing to be bound by and comply with the terms of this Agreement (such written agreement to be acceptable in form and substance to Owner and such franchisor). For purposes of the foregoing, a transfer of Manager’s interest in this Agreement shall include (i) an assignment or pledge of this Agreement as security for an obligation, (ii) a transfer of more than fifty percent (50%) ownership or beneficial interest, direct or indirect, in Manager, including any such transfer by operation of law and (iii) a transfer of Manager’s interest in this Agreement by operation of law, including by merger or consolidation.

                    B. Owner shall have the right to assign or transfer its interest in this Agreement without the prior written consent of the Manager (1) as security for a Qualified Mortgage of the Hotel in accordance with this Agreement, (2) in connection with a sale, assignment, transfer or other disposition of the Hotel by Owner or Landlord and (3) in connection with a merger or consolidation or reorganization of, or a sale of all or substantially all of the assets of, Apple REIT Ten, Inc., or any Affiliate thereof.

                    C. In the event Owner and the franchisor under the Franchise Agreement consent to an assignment of this Agreement by Manager, no further assignment or transfer shall be made without the express consent in writing of such parties. An assignment by Manager of its interest in this Agreement shall not relieve Manager from its obligations under this Agreement.

                    D. Notwithstanding anything contained herein to the contrary, Manager shall not assign its interest in this Agreement to a Specially Designated National or Blocked Person.

          9.02. Sale of the Hotel.

          Owner or Landlord may, in its or their sole and absolute discretion, enter into any Sale of the Hotel to any Person. In connection with any such Sale of the Hotel during the first five (5) years of the Term, this Agreement will be assigned and not terminated so long as no Event of Default exists. In connection with any Sale of the Hotel thereafter, Owner may assign this Agreement as provided in Section 9.01 or terminate this Agreement upon thirty (30) days notice to Manager, provided that if this Agreement is terminated as a result of such Sale during the second five (5) years (i.e., years six (6) through ten (10)) of the Term, and no Event of Default exists, Owner will pay or cause to be paid to Manager a termination fee within five (5) Business Days after the effective date of such termination, such fee to be in an amount equal to eighty percent (80%) of the Base Management Fee reasonably estimated to be payable to Manager from the effective date of the termination until the end of the tenth (10th) year of the Term. In connection with any Sale of the Hotel after the tenth (10th) year of the Term, Owner, in its sole discretion, may assign this Agreement as provided in Section 9.01 or terminate this Agreement upon thirty (30) days notice to Manager, and no termination fee shall be payable to Manager. Upon any such sale or assignment, Owner shall be released of all liabilities and obligations arising under and with respect to this Agreement on and after the date of such Sale of the Hotel.

ARTICLE X
MISCELLANEOUS

          10.01. Right to Make Agreement.

          Each party warrants, with respect to itself, that neither the execution of this Agreement nor the performance of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or, require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

          10.02. Consents and Cooperation.

          Wherever in this Agreement the consent or approval of Owner or Manager is required, except as otherwise provided in this Agreement or agreed by the parties, such consent or approval shall not be unreasonably withheld, delayed or conditioned by the party whose consent or approval is required, shall be in writing and shall be executed by a duly authorized officer or agent of such party. Owner agrees to cooperate with Manager by executing such leases, subleases, licenses, concessions, equipment leases, service contracts and other agreements negotiated in good faith and at arm’s length by Manager and pertaining to the Hotel that, in Manager’s reasonable judgment, should be made in the name of the Owner, provided that all such agreements shall be subject to Owner’s prior approval.

          10.03. Relationship.

          The relationship of Owner and Manager shall be that of independent contractors, and neither this Agreement nor any agreements, instruments, documents, or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Manager an agent of or partner or joint venturer with Owner. Owner and Manager agree that neither party will make any contrary assertion, claim or counterclaim in any action, suit, arbitration or other legal proceedings involving Owner and Manager. Any contract or agreement that Manager enters into with an Affiliate of Manager or with a third party to provide goods or services to the Hotel shall be entered into in the name of Manager and not Owner, and Owner have no liability with respect to any such contract or agreement except for contracts or agreements to which Owner has previously consented to in writing and which are consistent with the Annual Operating Projection.

          10.04. Applicable Law.

          This Agreement shall be construed under and shall be governed by the laws of the Commonwealth of Virginia, without regard to that state’s conflict of laws provisions. Each of Owner and Manager hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the state in which the Hotel is located and of the United States District Court of such state, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that Owner may otherwise have to bring any action or proceeding relating to this Agreement against Manager in the courts of any jurisdiction. Each of Owner and Manager hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any obligation which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          10.05. Recordation.

          The terms and provisions of this Agreement shall not run with the parcel of land designated as the Site, and neither this Agreement nor any memorandum or short form hereof shall be recorded or registered without the prior written consent of Owner.

          10.06. Headings.

          Headings of articles and sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular articles or sections to which they refer.

          10.07. Notices.

          Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail (with a copy by first class mail) or Express Mail service, in each case postage prepaid, return receipt requested or by nationally utilized overnight delivery service, addressed to the parties as follows:

To Owner:	Apple Ten Hospitality Management, Inc.
c/o Apple REIT Companies
814 East Main Street
Richmond, Virginia 23219
Attn: Krissy Gathright
Attn: General Counsel
Phone: (804) 344-8121
Fax: (804) 344-8129

To Manager:	Stonebridge Realty Advisors, Inc.
c/o Stonebridge Companies
9100 East Panorama Drive, Suite 300
Englewood, Colorado 80112
Attn: Navin C. Dimond
Phone: (303) 785-3100, ext. 122
Fax: (303) 785-3107

With copy to:	Stonebridge Realty Advisors, Inc.
c/o Stonebridge Companies
9100 East Panorama Drive, Suite 300
Englewood, Colorado 80112
Attention: Howard Pollack, General Counsel
Phone: (303) 785-3100, ext. 126
Fax No.: (303) 785-3107

or at such other address as is from time to time designated by the party receiving the notice. Any such notice that is mailed in accordance herewith shall be deemed received when delivery is received or refused, as the case may be. Additionally, notices may be given by telephone facsimile transmission, provided that an original copy of said transmission shall be delivered to the addressee by nationally utilized overnight delivery service on the business day following such transmission. Telephone facsimiles shall be deemed delivered on the date of such transmission.

          10.08. Environmental Matters.

                    A. Manager shall operate the Site and the Hotel in compliance with all applicable Environmental Laws. Manager shall (i) not use, generate or store any Hazardous Materials in or on the Site or the Hotel except as necessary for the operation and maintenance of the Hotel and in compliance with the Environmental Laws, (ii) not allow, permit or cause the release or threat of release of any Hazardous Materials in, on, under or from the Site or the Hotel, except for the ordinary use of cleaning and maintenance supplies in compliance with applicable Environmental Laws, (iii) not allow the accumulation of tires, spent batteries, construction and demolition debris or any other solid waste, except for solid waste generated from the operation of the Hotel and stored in containers for normal scheduled pickup and disposal off site in compliance with applicable Environmental Laws and (iv) operate and maintain the Hotel in a manner to prevent mold, fungal or other microbial growth or conditions that are favorable for such growth, including, without limitation, the proper operation and maintenance of heating, ventilation and air conditioning systems and removal of any mold, fungal or microbial growth.

                    B. In the event of the discovery of a release or threat of release of Hazardous Materials in, on, under or from any portion of the Site or in the Hotel during the Term, Manager shall promptly notify Owner and shall take all appropriate actions with regard to such Hazardous Materials as required of an owner or operator under applicable Environmental Laws. Manager shall keep Owner apprised of the status of addressing the release or threat of release of Hazardous Materials, and Owner shall have the right at any time to assume control of the matter from Manager.

“Environmental Laws” shall mean all federal, state and local environmental, health and safety laws, rules, regulations, ordinances, permits, orders, common law or requirements of any governmental authority, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601, et. seq., as amended; Solid Waste Disposal Act, 42 U.S.C. §§ 6901, et. seq., as amended; Toxic Substances Control Act, 15 U.S.C. §§ 2601, et. seq., as amended; Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101, et. seq., as amended; Federal Water Pollution Control Act, 33 U.S.C. §§ 1251, et. seq.

“Hazardous Materials” shall mean any hazardous substances, hazardous wastes, toxic substances, hazardous materials, petroleum or petroleum products, pollutants or contaminants (as those terms are defined under Environmental Laws), including, without limitation, polychlorinated biphenyls, lead or lead-based paint, asbestos or mold in such concentrations or amounts as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws or which may present a significant risk of harm to guests, invitees or employees of the Hotel.

          10.09. Confidentiality.

          Owner and Manager agree that the terms of this Agreement are strictly confidential and will use their reasonable efforts to ensure that the terms of this Agreement are not disclosed to any outside person or entities without the prior written consent of the other party, except (1) as Owner may determine is required by any law, rule, regulation or judicial process, or by any regulatory or supervisory authority having jurisdiction over the parties or any of their Affiliates or (2) to the extent reasonably necessary, (i) to obtain licenses, permits and other public approvals, (ii) in connection with a financing of the Hotel, Owner, or any Affiliate thereof, (iii)

in connection with a Sale of the Hotel or other sale of Owner, or any Affiliate thereof or its or their corporate assets, (iv) subject to the provisions of Section 4.02, in connection with an audit or other investigation conducted pursuant to this Agreement or (v) in connection with either party’s enforcement of its rights and remedies under this Agreement. Notwithstanding the foregoing or anything to the contrary set forth herein, the terms of this Agreement shall not be deemed confidential to the extent: (a) such information becomes generally available to the public other than as a result of unauthorized disclosure by the recipient or persons to whom such recipient has made the information available; or (b) the party seeking to disclose such confidential information can demonstrate to the reasonable satisfaction of the other party that the information sought to be disclosed is customarily disclosed by at least 80% of all Persons directly or indirectly owning hotels in the United States.

          10.10. Indemnification.

                    A. Manager hereby agrees to indemnify, defend and hold harmless Owner, its officers, directors, stockholders, employees, agents and their respective successors and assigns from and against any and all claims, liabilities, damages, losses, obligations and costs (including reasonable attorneys’ fees) arising from (i) Manager’s or any of its Affiliates’ failure to comply with its obligations under this Agreement, and (ii) any gross negligence, theft, fraud or willful misconduct of the corporate level staff of Manager or its Affiliates or the on-site executive staff at the Hotel. All liabilities of Manager pursuant to this Section 10.10A shall be Manager’s Liabilities.

                    B. Owner hereby agrees to indemnify, defend and hold harmless Manager, its officers, directors, stockholders, employees, agents and their respective successors and assigns from and against any and all claims, liabilities, damages, losses, obligations and costs (including reasonable attorneys’ fees) arising from Owner’s failure to comply with its obligations under this Agreement.

          10.11. Actions to be Taken Upon Termination.

          Upon a Termination, the following shall be applicable:

                    A. Manager shall, within ninety (90) days after Termination, prepare and deliver to Owner a final accounting statement with respect to the Hotel, as more particularly described in Section 4.01 hereof, along with a statement of any sums due from Owner to Manager pursuant hereto, dated as of the date of Termination. Within thirty (30) days of the receipt by Owner of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of an Event of Default by either party, in which case the defaulting party shall pay such cost. Manager and Owner acknowledge that there may be certain adjustments for which the information will not be available at the time of the final accounting and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that all accounts shall be deemed final two (2) years after Termination.

                    B. Manager shall immediately release and transfer to Owner any of Owner’s funds which are held or controlled by Manager with respect to the Hotel, after deducting any amounts due and owing to Manager under this Agreement.

                    C. Manager shall make available to Owner such books and records respecting the Hotel (including those from prior Fiscal Years during the Term of this Agreement) as will be needed by Owner to prepare the accounting statements, in accordance with the Uniform System of Accounts, for the Hotel for the year in which the Termination occurs. Manager’s obligation under this Subsection 10.11C shall expire two (2) years after the date of termination of this Agreement.

                    D. Manager shall (to the extent permitted by law) assign to Owner or to the new manager all operating licenses and permits for the Hotel which have been issued in Manager’s name (including liquor and restaurant licenses, if any); provided that if Manager has expended any of its own funds in the acquisition of any of any of such licenses or permits, Owner shall reimburse Manager therefor if it has not done so already unless such expenditure is a Manager’s Liability.

                    E. If this Agreement is terminated by reason of Owner’s Event of Default, a reasonable reserve shall be established from Gross Revenues to reimburse Manager for all costs and expenses incurred by Manager in terminating its employees at the Hotel, such as severance pay, unemployment compensation, employment relocation and other employee liability costs arising out of the termination of employment of Manager’s employees at the Hotel. If Gross Revenues are insufficient to meet the requirements of such reserve, then Owner shall deliver to Manager, within ten (10) Business Days after receipt of Manager’s written request therefor, the sums necessary to establish such reserve.

                    F. Owner may, at its option, (i) provide Manager and/or the employees at the Hotel (or require Manager to provide to the employees at the Hotel) at least sixty (60) days’ notice of a Termination and/or (ii) cause the entity which shall succeed Manager as the operator of the Hotel to offer employment to a sufficient number of the employees at the Hotel to avoid the occurrence, in connection with such Termination, of a “plant closing” or “mass layoff” within the meaning of the WARN Act. If Owner elects to cause the entity which shall succeed Manager as operator of the Hotel to employ certain of Manager’s employees, Manager shall not take any action that would cause such employees not to continue as employees at the Hotel.

                    G. Various other actions shall be taken, as described in this Agreement, including, but not limited to, the actions described in Section 4.05 and Section 6.04.

                    H. Manager shall peacefully vacate and surrender the Hotel to Owner on the date of termination unless otherwise agreed to by the parties.

                    I. Owner may elect to maintain any insurance coverages or policies that Manager has procured pursuant to Article VI. In the event Owner elects to cancel any such insurance coverages or policies prior to the applicable expiration date(s) thereof, Owner shall pay any cancellation penalties with respect to the cancelled insurance coverage unless termination results from a default by Manager.

          The provisions of this Section 10.11 shall survive Termination.

          10.12. Waiver.

          The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy contained in this Agreement, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

          10.13. Partial Invalidity.

          If any portion of any term or provision of this Agreement, or the application thereof to any person or circumstance shall be invalid or unenforceable, at any time or to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

          10.14. Survival.

          Except as otherwise specifically provided in this Agreement, the rights and obligations of the parties herein shall not survive any Termination.

          10.15. Negotiation of Agreement.

          Owner and Manager are both business entities having substantial experience with the subject matter of this Agreement, and each has fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

          10.16. Estoppel Certificates.

          Each party to this Agreement shall at any time and from time to time, upon not less than fifteen (15) days’ prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); and (b) stating to the best knowledge of the certifying party (i) whether or not there is a continuing Default or Event of Default by the non-certifying party in the performance or observance of any covenant, agreement or condition contained in this Agreement, (ii) the amount, if any, of any past due fees or other past due amounts owed to Manager or Owner; and (iii) whether or not there are any past due and unpaid obligations with respect to the Hotel, other than in the ordinary course of business. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid. In addition, upon written request after a Termination, each party agrees to execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated.

          10.17. Affiliates.

          Except for the contract between Manager and its Affiliate that furnishes employees for the Hotel as provided in Section 1.03, Manager shall not be entitled to contract with companies that are Affiliates (or companies in which Manager has an ownership interest if such interest is not sufficient to make such a company an Affiliate) to provide goods and/or services to the Hotel without the prior written consent of Owner. Owner agrees not to unreasonably withhold consent if the terms of such contracts are on terms as favorable to Owner and the Hotel as are available from third parties that are not affiliated and the terms of the contract have been specifically disclosed and approved in the approved Annual Operating Projection. In addition, Manager shall not be entitled to contract with third parties or their Affiliates that have other contractual relationships with Manager and/or its Affiliates to provide goods and/or services to the Hotel without the prior written consent of Owner unless the terms of such contracts are as favorable to Owner and the Hotel as are available from unrelated third parties, except for geographic and regional differences in the pricing of goods and services that are attributable to the location of the Hotel. In each instance, all direct and indirect benefits of such contractual relationships with affiliated companies and/or third parties having other contractual relationships shall have been disclosed to Owner and shall accrue to the benefit of the Hotel and/or Owner, other than incidental entertainment of Manager’s senior staff and principals that is not material and could not reasonably be expected to influence any decision made by Manager, its Affiliates or its or their officers, directors, employees or principals with respect to any contract affecting the Hotel.

          10.18. Blocked Persons or Entities.

          Manager represents and warrants to Owner and covenants for the benefit of Owner that (i) neither Manager nor any of its Affiliates or any officers, directors, partners or employees of Manager or its Affiliates, or, to its knowledge, the funding sources for any of the foregoing, is or will be identified on the list of the U. S. Treasury’s Office of Foreign Asset Control (“OFAC”); (ii) neither Manager nor any of its Affiliates is or will be directly or indirectly owned or controlled by the government of any country that is subject to an embargo imposed by the United States government; and (iii) neither Manager nor any of its Affiliates is acting or will act on behalf of a government of, or is involved in business arrangements or other transactions with, any country that is subject to such an embargo. Manager will notify Owner in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties incorrect.

          10.19. Restrictions on Operating the Hotel in Accordance with System Standards.

          In the event of either (i) a Legal Requirement, including an order, judgment or directive by a court or administrative body which is issued in connection with any Litigation involving Owner, or (ii) any action taken by a Mortgagee in connection with a Foreclosure, which in either case restricts or prevents Manager, in a material and adverse manner, from operating the Hotel in accordance with System Standards (including without limitation, any restrictions on expenditures by Manager from the Operating Accounts or from the Reserve, other than restrictions which are set forth in this Agreement), Manager shall be entitled, at its option, to terminate this Agreement upon sixty (60) days’ written notice to Owner. The foregoing shall not reduce or otherwise affect the rights of the parties under Article VIII.

          10.20. Counterparts.

          This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument. Such executed counterparts may be delivered by facsimile which, upon transmission to the other party, shall have the same force and effect as delivery of the original signed counterpart. The submission of an unsigned copy of this Agreement or an electronic instrument with or without electronic signature to either party shall not constitute an offer or acceptance. This Agreement shall become effective and binding only upon execution and delivery of this Agreement in non-electronic form by both parties in accordance with this Section.

          10.21. Entire Agreement.

          This Agreement, together with any other writings signed by the parties expressly stated to be supplemental hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a written non-electronic instrument that has been duly executed by the non-electronic (which shall not be deemed to exclude facsimile) signature of an authorized representative of the parties hereto.

          10.22. Franchise Agreement.

          During the Term of this Agreement, Manager shall perform all of the obligations of Owner as “Franchisee” under the Franchise Agreement to the extent such obligations relate to the management or operation of the Hotel, including, without limitation, the obligations of “Franchisee” under Paragraphs ____ ____ _____ _____ of the Franchise Agreement, and Manager shall not commit any act or omit to take any action that would cause a default by the Franchisee under the Franchise Agreement. In the event of any inconsistency between the provisions of this Agreement and the provisions of the Franchise Agreement, the provisions of the Franchise Agreement shall prevail. Manager and Owner shall each send promptly to the other any and all material notices that it receives from the Franchisor with respect to the Hotel or the Franchise Agreement, and Manager shall keep Owner fully informed with respect to all matters that come to Manager’s attention under the Franchise Agreement that could be material to Owner and/or the business operated at the Hotel. Notwithstanding the foregoing, Manager shall not have the right to grant any consent, approval or other right reserved to the Franchisee under the Franchise Agreement or to make any decision or agreement on behalf of Owner under the Franchise Agreement. In the event the Franchise Agreement is terminated as a result of any Event of Default or any other act, omission or default by Manager or its Affiliates, this Agreement shall also terminate effective as of the date of termination of the Franchise Agreement; if the Franchise Agreement is terminated for any other reason, the Agreement shall not terminate but shall remain in full force and effect, unless the parties hereto agree otherwise.

          10.23. Operation of Other Hotels.

          During the Term and except for the Hotel and the hotel listed in Schedule 1 attached hereto (the “Excluded Hotel”), if Manager or any of its Affiliates shall acquire, lease, own, manage or operate, directly or indirectly, any hotel, inn, motel or other type of lodging facility, regardless of whether similar to the Hotel or whether operated under the same or a different brand, in the same geographic area or market as the Hotel, Manager shall not permit unfair favoritism in the operation and management of such other hotels that would disadvantage the operation or business of the Hotel (such as, by way of example only, directing potential Hotel guests to such other hotels instead of to the Hotel). At Owner’s request, Manager shall provide such information as may reasonably be requested by Owner to determine if there has been any such unfair favoritism and, in the event Owner, in its reasonable business judgment, determines that any such unfair favoritism has occurred, Owner may terminate the Agreement, provided that if Manager is able to demonstrate to Owner’s reasonable satisfaction that Manager can effect a cure of such unfair favoritism, Owner will permit Manager to effect such cure, and if such cure is effected to Owner’s reasonable satisfaction, this Agreement will not be terminated as a result of such unfair favoritism, provided that this Agreement shall again become terminable pursuant to this Section 10.23 if there is unfair favoritism after such cure.

          10.24. Expert Decisions.

          Where a matter is to be referred to an Expert for determination, the following provisions shall apply to such Expert’s determination:

                    A. The use of the Expert shall be the exclusive remedy of the parties and neither party shall attempt to adjudicate any dispute in any other forum. The decision of the Expert shall be final and binding on the parties and shall not be capable of challenge, whether by arbitration, in court or otherwise;

                    B. Each party shall be entitled to make written submissions to the Expert, and if a party makes any submission it shall also provide a copy to the other party and the other party shall have the right to comment on such submission. The parties shall make available to the Expert all books and records relating to the issue in dispute and shall render to the Expert any assistance requested of the parties. The costs of the Expert and the proceedings shall be borne as directed by the Expert unless otherwise provided for herein. The Expert may direct that such costs be treated as Deductions;

                    C. The Expert shall make its decision with respect to the matter referred for determination by applying the standards applicable to first-class hotels in accordance with the System Standards (including the requirements of any quality assurance program) and determining whether the matter at issue is necessary to satisfy such standards; and

                    D. The terms of engagement of the Expert shall include an obligation on the part of the Expert to: (i) notify the parties in writing of his decision within forty-five (45) days from the date on which the Expert has been selected (or such other period as the parties may agree or as set forth herein); and (ii) establish a timetable for the making of submissions and replies.

          10.25. Waiver of Jury Trial and Punitive Damages.

          Owner and Manager each hereby absolutely, irrevocably and unconditionally waive trial by jury and the right to claim punitive damages in any litigation, action, claim, suit or proceeding, at law or in equity, arising out of or pertaining to this Agreement or any other agreement, instrument or document entered into in connection herewith.

ARTICLE XI
DEFINITION OF TERMS

          11.01. Definition of Terms.

          The following terms when used in this Agreement shall have the meanings indicated:

          “Accounting Fee” shall mean a monthly fee of One Thousand Five Hundred Fifty and No/100 Dollars ($1,550.00) payable to Manager and pro-rated, as applicable, as provided in Section 3.04. The Accounting Fee will be increased on each anniversary of the Effective Date by five percent (5%) of the amount then in effect.

          “Accounting Period” shall mean a calendar month, except that the first Accounting Period shall begin on the Effective Date and shall end on the last day of the calendar month in which the Effective Date occurs.

          “Accounting Period Statement” shall have the meaning ascribed to it in Section 4.0l.A.

          “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power: (i) to vote more than fifty percent (50%) of the voting stock or other beneficial interests of such Person; or (ii) to direct or cause the direction of the management and policies of such Person, whether through the Ownership of voting stock, by contract or otherwise.

          “Agreement” shall mean this Management Agreement between Owner and Manager, including the exhibits attached hereto.

          “Annual Operating Projection” shall have the meaning ascribed to it in Section 4.04.

          “Annual Operating Statement” shall have the meaning set forth in Section 4.0l.B.

          “Available Cash Flow” shall mean an amount, with respect to each Fiscal Year or portion thereof during the Term, equal to the excess, if any, of the Operating Profit over the Owner’s Priority.

          “Base Management Fee” shall mean an amount payable to Manager as a Deduction from Gross Revenues for all services provided by Manager pursuant to this Agreement, except as otherwise expressly provided herein. The Base Management Fee shall be three percent (3%) of Gross Revenues.

          “Buildings” shall mean the buildings and improvements constituting that certain hotel more particularly described on Schedule 1 attached hereto and made a part hereof which is located on the Site.

          “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia or the State of Colorado.

           “CC&R’s” shall have the meaning ascribed to it in Section 7.04.A.

           “Competitive Set” shall mean the group of hotels which are closest in geographical distance from the Hotel and which are generally within the same hotel market segment as the Hotel. The initial Competitive Set is identified on Schedule 1 attached hereto and made a part hereof. If any such hotels, subsequent to the Effective Date, either changes its chain affiliation or ceases to operate or otherwise ceases to reflect the general criteria set forth in the first sentence of this definition, the Competitive set shall be changed at the request of either Owner or Manager and approval of both parties, such approval not to be unreasonably withheld, conditioned or delayed so that it continues to satisfy the criteria set forth in the first sentence of this definition. Any disagreements shall be resolved by the Expert in accordance with Section 10.24.

          “Deductible Leases” shall mean the lease of the property management computer system for the Hotel and such other leases as Owner and Manager may mutually agree will be “Deductible Leases.”

          “Deductions” shall have the meaning ascribed to it in the definition of Operating Profit.

          “Default” shall mean the occurrence of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

          “Effective Date” shall have the meaning ascribed to it in the Preamble.

          “Environmental Laws” shall have the meaning ascribed to it in Section 10.08.A.

          “Event of Default” shall have the meaning ascribed to it in Section 8.01.

          “Expert” shall mean an independent, nationally recognized hotel consulting firm or individual who is qualified to resolve the issue in question, and who is appointed in each instance by agreement of the parties or, failing agreement, each party shall select one (1) such nationally recognized consulting firm or individual and the two (2) respective firms and/or individuals so selected shall select another such nationally recognized consulting firm or individual to be the Expert. Each party agrees that it shall not appoint an individual as an Expert hereunder if the individual is as of the date of appointment, or prior to such date was, an Affiliate of such party or employed by such party or its Affiliates, either directly or as a consultant, in connection with any other matter. In the event that either party calls for an Expert determination pursuant to the terms hereof, the parties shall have ten (10) days from the date of such request to agree upon an Expert and, if they fail to agree, each party shall have an additional ten (10) days to make its respective selection of a firm or individual, and within ten (10) days of such respective selections, the two (2) respective firms and/or individuals so selected shall select another such nationally recognized consulting firm or individual to be the Expert. If either party fails to make its respective selection of a firm or individual within the ten (10) day period provided for above, then the other party’s selection shall be the Expert. Also, if the two (2) respective firms and/or individuals so selected shall fail to select a third nationally recognized consulting firm or individual to be the Expert, then such Expert shall be appointed by the American Arbitration Association and shall be a qualified person having at least ten (10) years recent professional experience as to the subject matter in question.

           “FF&E” shall mean furniture, furnishings, fixtures, soft goods, case goods, signage, audio-visual equipment, kitchen appliances, vehicles, carpeting and equipment, including front desk and back-of-the-house computer equipment, but shall not include Fixed Asset Supplies or Software.

           “FF&E Lease” means a lease of any FF&E, which lease is properly capitalized for financial accounting purposes.

           “Fiscal Year” shall mean, initially, the period beginning as of the Effective Date and ending at midnight on the following December 31 and thereafter each calendar year during the Term. Any partial Fiscal Year between the Effective Date and the commencement of the first full Fiscal Year shall constitute a separate Fiscal Year. A partial Fiscal Year between the end of the last full Fiscal Year and the Termination of this Agreement shall also constitute a separate Fiscal Year. If Fiscal Year is changed in the future, appropriate adjustment to this Agreement’s reporting and accounting procedures shall be made; provided, however, that no such change or adjustment shall alter the term of this Agreement or in any way reduce the distributions of Operating Profit or other payments due hereunder except as may otherwise be expressly agreed upon by the parties to this Agreement.

           “Fixed Asset Supplies” shall mean items included within “Property and Equipment” under the Uniform System of Accounts including, but not limited to, linen, china, glassware, tableware, uniforms, and similar items, whether used in connection with public space or Guest Rooms.

           “Force Majeure” shall mean acts of God, acts of war, civil disturbance, governmental action (including the revocation or refusal to grant licenses or permits, where such revocation or refusal is not due to the fault of the party whose performance is to be excused for reasons of Force Majeure), strikes, lockouts, fire, unavoidable casualties or any other causes beyond the reasonable control of either party (excluding, however, (i) lack of financing, or (ii) general economic and/or market factors).

           “Foreclosure” shall mean any exercise of the remedies available to a Mortgagee, upon a default under the Qualified Mortgage held by such Mortgagee, which results in a transfer of title to or possession of the Hotel. The term “foreclosure” shall include, without limitation, any one or more of the following events, if they occur in connection with a default under a Qualified Mortgage: (i) a transfer by judicial or non-judicial foreclosure; (ii) a transfer by deed in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession of the Hotel; (iv) a transfer of either ownership or control of the Owner, by exercise of a stock pledge or otherwise; (v) if title to the Hotel is held by a tenant under a ground lease, an assignment of the tenant’s interest in such ground lease; or (vi) any similar judicial or non-judicial exercise of the remedies held by the Mortgagee resulting in actual ownership or control of the Hotel by such Mortgagee or its designee.

           “Franchise Agreement” shall mean the Franchise License Agreement described on Schedule 1 attached hereto and made a part hereof, as the same may be amended or supplemented from time to time.

           “Gross Revenues” shall mean all revenues and receipts of every kind derived from operating the Hotel and all departments and parts thereof, including, but not limited to: income (from both cash and credit transactions) from rental of Guest Rooms, telephone charges, stores, cell phone sites, offices, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines; income from parking; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from business interruption or other loss of income insurance; provided, however, that Gross Revenues shall not include the following: gratuities to employees of the Hotel; federal, state or municipal excise, sales or use taxes or any other taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; proceeds from the sale of FF&E; interest received or accrued with respect to the funds in the Reserve or the other operating accounts of the Hotel; any refunds, rebates, discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; insurance proceeds (other than proceeds from business interruption or other loss of income insurance); condemnation proceeds (other than for a temporary taking); or any proceeds from any Sale of the Hotel or from the financing or refinancing of any debt encumbering the Hotel.

           “Guest Room” shall mean a separately-keyed lodging unit in the Hotel.

           “Guest Room Revenues” shall mean the portion of Gross Revenues of the Hotel which is attributed to the rental of Guest Rooms.

           “Hazardous Materials” shall have the meaning ascribed to it in Section 10.08.A.

           “Hotel” shall mean the Site together with the Buildings and all other improvements construed or to be constructed on the Site pursuant to this Agreement, all FF&E and Fixed Asset Supplies installed or located on the Site or in the Buildings, and all easements or other appurtenant rights thereto.

          “Hotel Lease” shall have the meaning ascribed to it in Recital B.

          “Impact Fees” shall have the meaning ascribed to it in Section 4.07.A.

          “Impositions” shall have the meaning ascribed to it in Section 4.07.

          “Incentive Management Fee” shall mean an amount payable to Manager, pursuant to Section 3.01 and Section 4.01, that is equal to twenty percent (20%) of Available Cash Flow in any Fiscal Year (or portion thereof) after payment to Owner of Owner’s Priority (including, without limitation, all accrued and unpaid Owner’s Priority).

          “Initial Term” shall have the meaning ascribed to it in Section 2.01.

          “Inventories” shall mean “Inventories” as defined in the Uniform System of Accounts, such as, but not limited to, provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other expensed supplies and similar items.

          “Landlord” shall mean the Person identified as Landlord on Schedule 1 attached hereto and made part hereof.

          “Legal Requirement(s)” shall mean any federal, state or local law, code, rule, ordinance, regulation or order of any governmental authority or agency having jurisdiction over the business or operation of the Hotel or the matters which are the subject of this Agreement, including, without limitation, the following: (i) any building, zoning or use laws, ordinances, regulations or orders; and (ii) Environmental Laws.

          “Litigation” shall mean: (i) any cause of action (including, without limitation, bankruptcy or other debtor/creditor proceedings) commenced in a federal, state or local court; or (ii) any claim brought before an administrative agency or body (for example, without limitation, employment discrimination claims).

          “Manager” shall have the meaning ascribed to it in the Preamble hereto or shall mean any permitted successor or assign, as applicable.

          “Manager’s Liability” and “Manager’s Liabilities” shall have the meanings ascribed to such terms in Section 4.03.B.

          “Minor Casualty” shall mean any fire or other casualty that results in damage to the Hotel and/or its contents, the repair cost for which is less than fifteen percent (15%) of the replacement cost of the Hotel, as reasonably determined by Manager and substantiated estimates prepared by independent third party general contractors or consultants reasonably selected by Manager and reasonably approved by Owner.

          “Mortgage” shall mean any mortgage creating a lien on the Hotel.

          “Mortgagee” shall mean the holder of any Qualified Mortgage encumbering the Hotel or the Site.

          “Operating Accounts” shall have the ascribed to it in Section 4.03.A.

          “Operating Loss” shall mean a negative Operating Profit.

          “Operating Profit” shall mean the excess of Gross Revenues over the following deductions (“Deductions”) incurred by Manager, on behalf of Owner, in operating the Hotel:

                    1. the cost of sales, including, without limitation, costs associated with the employment, management and termination of Hotel employees (including hiring and recruitment fees and expenses), the costs of moving the Hotel General Manager and Director of Sales to the area in which the Hotel is located at the commencement of their employment at the Hotel (except to the extent Manager is required to reimburse Owner for such costs as provided in Section 1.03), compensation, benefits, employment taxes, training and severance payments and other costs related to Hotel employees, provided that the foregoing costs shall not include salaries and other employee costs of executive personnel of Manager who do not work at the Hotel on a regular basis, which salaries and costs shall be Manager’s Liability;

                    2. departmental expenses incurred at departments within the Hotel; administrative and general expenses; the cost of marketing incurred by the Hotel; advertising and business promotion incurred by the Hotel; heat, light, and power; computer line charges; and routine repairs, maintenance and minor alterations treated as Deductions under Section 5.01;

                    3. the cost of Inventories and Fixed Asset Supplies consumed in the operation of the Hotel;

                    4. a reasonable reserve for uncollectible accounts receivable as reasonably determined by Manager with the concurrence of Owner;

                    5. all costs and fees of independent professionals or other third parties who are retained by Manager with the concurrence of Owner to perform services required or permitted hereunder;

                    6. all costs and fees of technical consultants and operational experts who are retained or employed by Manager in accordance with the approved Annual Operating Projection with the concurrence of Owner for specialized services (including, without limitation, quality assurance inspectors) and the reasonable cost of attendance by employees of the Hotel at training and manpower development programs sponsored by Manager, provided the costs thereof are included in the approved Annual Operating Projection or Owner has approved attendance at programs and the cost thereof;

                    7. the Base Management Fee;

                    8. all “Monthly Royalty Fees,” “Monthly Program Fees,” and other similar fees payable to the Franchisor under the Franchise Agreement;

                    9. insurance costs and expenses as provided in Section 6.04;

                    10. taxes, if any, payable by or assessed against Manager related to this Agreement or to Manager’s operation of the Hotel and Impositions (exclusive of Manager’s income taxes or franchise taxes and any other similar taxes payable by Manager and all other taxes, assessments and payments excluded from the definition of Impositions);

                    11. transfers to the Reserve required pursuant to Section 5.02;

                    12. any costs paid by Manager pursuant to the Franchise Agreement;

                    13. payments pursuant to Deductible Leases;

                    14. the per diem (or hourly, if charged on that basis by Manager to hotels it operates) charge for personnel of Manager assigned to special projects for the Hotel approved by Owner;

                    15. travel expenses of headquarters and regional personnel of Manager supervising the Hotel or providing specialized services to the Hotel and of Hotel employees for attendance at training sessions, in connection with marketing of the Hotel or other purposes related to Manager’s performance of its obligations under this Agreement;

                    16. the allocated costs of the centralized services provided to the Hotel pursuant to Section 1.10; and

                    17. to the extent included in the approved Annual Operating Projection or approved in advance by Owner, such other costs and expenses incurred by Manager as are specifically provided for elsewhere in this Agreement or are otherwise reasonably necessary for the proper and efficient operation of the Hotel, including without limitation, travel expenses or supervisory personnel of Manager incurred in connection with managing the Hotel.

          The term “Deductions” shall not include (a) debt service payments pursuant to a Qualified Mortgage, or (b) rental payments under any Hotel Lease, all of which shall be paid by Owner from its own funds, (c) FF&E Leases (other than Deductible Leases), which FF&E Leases (if any) shall be funded from the Reserve, (d) expenses incurred for improvements under the Hotel property improvement plan that are funded from the PIP Escrow, or (e) other capital expenditures, determined in accordance with generally accepted accounting principles that are funded from the Reserve or that increase Owner’s Priority.

          “Owner” shall have the meaning ascribed to it in the Preamble or shall mean any successor or assign, as applicable.

          “Owner’s Priority” shall mean an amount up to, but not in excess of the amount shown as Owner’s Priority on Schedule 1 attached hereto and made a part hereof, per Fiscal Year (prorated for any partial Fiscal Year). Owner’s Priority for each Fiscal Year shall be paid to the extent of Operating Profit available in such Fiscal Year, as provided in Section 3.02 of this Agreement. In the event of any capital expenditures made with respect to the Hotel in accordance with the approved Annual Operating Projection after the Effective Date that are in excess of the Reserve, the Owner’s Priority shall be increased (but not decreased) for the remaining portion of the Fiscal Year in which such capital expenditures are made and all subsequent Fiscal Years by an amount equal to ten and one-half percent (10.5%) of such capital expenditures..

          “Person” means an individual (and the heirs, executors, administrators, or other legal representatives of an individual), a partnership, a corporation, limited liability company, a government or any department or agency thereof, a trustee, a trust and any unincorporated organization.

          “Prime Rate” shall mean the “prime rate” of interest announced from time to time in the “Money Rates” section of The Wall Street Journal.

          “Prudent Industry Practice” shall mean the customary practices of the hotel industry in the United States for hotels comparable to the Hotel. To the extent inconsistent with the requirements of the Franchise Agreement, such practices shall be conformed to the requirements of the Franchise Agreement for purposes of this Agreement.

          “Qualified Mortgage” shall mean a Mortgage securing a loan the original principal amount of which is not greater than seventy-five percent (75%) of the fair market value of the Hotel.

          “Reserve” shall have the meaning ascribed to it in Section 5.02A.

          “Revenue Data Publication” shall mean Smith’s STAR Report, a monthly publication distributed by Smith Travel Research, Inc. of Gallatin, Tennessee, or an alternative source, reasonably satisfactory to both parties, of data regarding the Revenue Per Available Room of hotels in the general trade area of the Hotel. If such Smith’s STAR Report is discontinued in the future, or ceases (in the reasonable opinion of either Owner or Manager) to be a satisfactory source of data regarding the Revenue Per Available Room of various hotels in the general trade area of the Hotel, Owner and Manager shall select an alternative source for such data.

          “Revenue Index” shall mean that fraction that is equal to (a) the Revenue Per Available Room for the Hotel divided by (b) the average Revenue Per Available Room for the hotels in the Competitive Set, as set forth in the Revenue Data Publication. Appropriate adjustments to the Revenue Index acceptable to Owner shall be made in the event of a major renovation of the Hotel.

          “Revenue Index Threshold” shall mean the number shown on Schedule 1 attached hereto and made a part hereof. However, if the entry of a new hotel into the Competitive Set (or the removal of a hotel from the Competitive Set) causes significant variations in the Revenue Index that do not reflect the Hotel’s true position in the relevant market, appropriate adjustments shall be made to the Revenue Index Threshold by mutual consent of Owner and Manager each acting in good faith.

          “Revenue Per Available Room” shall mean (i) the term “revenue per available room” as defined by the Revenue Data Publication, or (ii) if the Revenue Data Publication is no longer being used (as more particularly set forth in the definition of “Revenue Data Publication”), the aggregate gross room revenues of the hotel in question for a given period of time divided by the total room nights for such period. If clause (ii) of the preceding sentence is being used, a “room” shall be an available hotel guestroom that is keyed as a single unit.

          “Routine Capital Expenditures” shall mean certain routine, non-major expenditures which are classified as “capital expenditures” under generally-accepted accounting principles, and which will be funded from the Reserve (pursuant to Section 5.02). Routine Capital Expenditures consist of the following types of expenditures: exterior and interior painting; resurfacing building walls and floors; resurfacing parking areas; and miscellaneous similar expenditures. Routine Capital Expenditures are not non-routine capital expenditures or major repairs or major alterations or improvements.

          “Sale of the Hotel” shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of the Site and/or the Hotel or any interest therein, in whole or part. For purposes of this Agreement, a Sale of the Hotel shall also include a lease (or sublease) of all or substantially all of the Hotel or Site or any interest therein.

          “SEC Filing Period” shall mean such period of time (not to exceed thirty (30) days) after the close of each Fiscal Year within which Owner must receive the Annual Operating Statement from Manager with respect to such Fiscal Year in order for Owner to have a reasonable period of time within which to prepare and make all required filings with the Securities and Exchange Commission and other applicable governmental agencies.

          “Site” shall mean the real property described on Exhibit A attached hereto and made a part hereof.

          “Software” shall mean all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software which is generally commercially available, which are used by Manager in connection with operating or otherwise providing services to the Hotel.

          “Specially Designated National or Blocked Person” shall mean (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control from time to time as a “specially designated national or blocked person” or similar status, (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001, or (iii) a person otherwise identified by government or legal authority as a person with whom Manager or its Affiliates are prohibited from transacting business. Currently, a listing of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

          “Subordination Agreement” shall have the meaning ascribed to it in Section 7.03.

          “Subsequent Owners” shall have the meaning ascribed to it in Section 7.03.A.

          “System” shall have the meaning set forth in the Franchise Agreement.

          “System Standards” shall mean any one or more (as the context requires) of the following three (3) categories of standards: (i) operational standards (for example, services offered to guests, quality of food and beverages, cleanliness, staffing and employee compensation and benefits, frequent traveler programs and other similar programs; (ii) physical standards (for example, quality of the hotel, FF&E, and Fixed Asset Supplies, frequency of FF&E replacements, etc.); and (iii) technology standards (for example, those relating to software, hardware, telecommunications, systems security and information technology); each of such standards shall be the standard which is generally prevailing or in the process of being implemented at other hotels in the System represented by the Franchise Agreement.

          “Term” shall have the meaning ascribed to it in Section 2.01.

          “Termination” shall mean the expiration or sooner cessation of this Agreement.

          “Trade Name” shall mean any name, whether informal (such as a fictitious name or d/b/a) or formal (such as the full legal name of a corporation or partnership) which is used to identify an entity.

          “Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the Educational Institute of the American Hotel & Motel Association, as revised.

          “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq.

          “Working Capital” shall mean funds that are used in the day-to-day operation of the business of the Hotel, including, without limitation, amounts sufficient for the maintenance of change and petty cash funds, amounts deposited in operating bank accounts, receivables, amounts deposited in payroll accounts, prepaid expenses and funds required to maintain Inventories, less accounts payable and accrued current liabilities. The initial Working Capital deposited by Owner as of the Effective Date shall be Forty-Five Thousand and No/100 Dollars ($45,000.00).

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the day and year first written above.

OWNER:

APPLE TEN HOSPITALTY MANAGEMENT, INC.

By:

Name:

Title:

S - 1 – Management Agreement

MANAGER:

STONEBRIDGE REALTY ADVISORS, INC., a Colorado corporation, d/b/a STONEBRIDGE COMPANIES

By:

Name:

Title:

S - 2 – Management Agreement

SCHEDULE 1

HOTEL SPECIFIC DATA

1. Description of Hotel: That certain hotel known as the Hilton Garden Inn Denver Downtown, located at 1400 Welton Street, Denver, Colorado 80202, containing 221 Guest Rooms, a lobby, meeting rooms, administrative offices, restaurant, parking and certain amenities and related facilities located on the Site, including the following:

a. Number of Guest Rooms: 221

b. Other Improvements/Amenities: Approximately 3,239 sq. ft. aggregate meeting room space; indoor swimming pool, exercise room, spa, business center

2. Franchise Agreement: Hilton Garden Inn – Franchise License Agreement, dated as of the date of this Management Agreement, between Hilton Garden Inns LLC as licensor, and Owner, as licensee.

3. Funding of Reserve for Repairs, Maintenance and Replacements: During the period from the Effective Date to the expiration or earlier termination of this Agreement, Manager shall transfer into the Reserve an amount equal to four percent (4%) of Gross Revenues for each such Accounting Period.

4. Competitive Set: [UNDER REVIEW]

          Crowne Plaza
          Magnolia
          Courtyard
          Hampton Inn
          Curtis Hotel
          Embassy Suites

5. Landlord: Apple Ten Hospitality Ownership, Inc., a Virginia corporation

6. Owner’s Priority: Six Million One Hundred Forty-Two Thousand Five Hundred and No/100 Dollars ($6,142,500.00)

7. Revenue Index Threshold: 1.0

8. Excluded Hotel: Potential Homewood Suites by Hilton

Schedule 1 – p. 1

EXHIBIT A

LEGAL DESCRIPTION OF SITE

Exhibit A – p. 1

EXHIBIT B

REPRESENTATIONS AND WARRANTIES

Manager hereby represents and warrants to Owner as set forth below.

                    (a) Authority; No Conflicts. Manager is a corporation duly formed, validly existing and in good standing in the State of Colorado. Manager has obtained all necessary consents to enter into and perform this Agreement and is fully authorized to enter into and perform its obligations under this Agreement. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Manager of this Agreement, and this Agreement is hereby binding and enforceable against Manager. Neither the execution nor the performance of, or compliance with, this Agreement by Manager has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Manager or to the Hotel.

                    (b) Bankruptcy. Neither Manager nor any of its Affiliates, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

                    (c) Employees. All employees employed at the Hotel are the employees of Manager or an Affiliate of Manager identified to Owner. To the best of Manager’s knowledge, there are no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Manager or the Manager or the Hotel is bound with respect to any employees employed at the Hotel.